Exhibit 99.5

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Layne Christensen Company

The Woodlands, Texas

We have audited the accompanying consolidated balance sheets of Layne Christensen Company and subsidiaries (the “Company”) as of January 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the three years in the period ended January 31, 2014. Our audits also included the financial statement schedule listed in the Index at Item 8. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Layne Christensen Company and subsidiaries as of January 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 31, 2014 based on the criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated May 1, 2014 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Houston, Texas

May 1, 2014

(October 28, 2014 as to the effects of the discontinued operations in Note 15)

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)	January 31, 2014	January 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$34,842	$27,242
Customer receivables, less allowance of $7,481 and $7,216, respectively	92,081	135,552
Costs and estimated earnings in excess of billings on uncompleted contracts	88,744	97,696
Inventories	41,839	46,898
Deferred income taxes	4,168	25,235
Income taxes receivable	9,068	6,809
Restricted deposits-current	2,881	—
Cash surrender value of life insurance policies	10,651	—
Other	14,990	13,494
Discontinued operations-assets	17,593	28,897

Total current assets	316,857	381,823

Property and equipment:
Land	16,474	17,479
Buildings	39,149	40,031
Machinery and equipment	479,922	493,449

	535,545	550,959
Less—Accumulated depreciation	(343,871)	(323,968)

Net property and equipment	191,674	226,991

Other assets:
Investment in affiliates	67,293	78,290
Goodwill	8,915	23,561
Other intangible assets, net	5,150	8,715
Restricted deposits-long term	4,964	2,861
Deferred income taxes	612	24,530
Deferred financing fees	5,313	860
Cash surrender value of life insurance	—	13,495
Other	7,590	7,114
Discontinued operations-assets	38,250	43,986

Total other assets	138,087	203,412

Total assets	$646,618	$812,226

See Notes to Consolidated Financial Statements.

- Continued -

(in thousands, except per share data)	January 31, 2014	January 31, 2013
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,388	$84,707
Current maturities of long term debt	7,926	8,883
Accrued compensation	17,699	49,482
Accrued insurance expense	10,710	13,645
Accrued FCPA liability	10,352	3,715
Other accrued expenses	25,360	36,130
Acquisition escrow obligation-current	2,858	—
Income taxes payable	7,950	8,031
Billings in excess of costs and estimated earnings on uncompleted contracts	31,255	34,869
Discontinued operations-current liabilities	15,029	17,282

Total current liabilities	195,527	256,744

Noncurrent liabilities:
Convertible Notes	106,782	—
Long-term debt	336	95,142
Accrued insurance expense	16,883	14,442
Deferred income taxes	10,945	499
Acquisition escrow obligation-long term	—	2,861
Other postretirement benefits	—	4,284
Other	24,256	14,108
Discontinued operations—long term liabilities	1,186	9,075

Total noncurrent liabilities	160,388	140,411

Stockholders’ equity:
Common stock, par value $.01 per share, 30,000 shares authorized, 19,915 and 19,818 shares issued and outstanding, respectively	199	198
Capital in excess of par value	367,461	352,048
(Accumulated deficit) Retained earnings	(61,656)	66,983
Accumulated other comprehensive loss	(16,540)	(6,492)

Total Layne Christensen Company stockholders’ equity	289,464	412,737
Noncontrolling interests	1,239	2,334

Total equity	290,703	415,071

Total liabilities and stockholders’ equity	$646,618	$812,226

See Notes to Consolidated Financial Statements.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended January 31,
(in thousands, except per share data)	2014	2013	2012
Revenues	$820,386	$1,037,530	$1,106,018
Cost of revenues (exclusive of depreciation, amortization and impairment charges shown below)	(682,218)	(854,945)	(869,074)
Selling, general and administrative expenses	(139,336)	(156,731)	(162,739)
Depreciation and amortization	(56,411)	(58,153)	(55,640)
Impairment charges	(14,646)	(8,431)	(96,579)
Loss on remeasurement of equity method investment	—	(7,705)	—
Equity (losses) in earnings of affiliates	(2,974)	20,572	24,647
Interest expense	(7,423)	(3,702)	(2,357)
Other income, net	6,850	6,232	9,685

Loss from continuing operations before income taxes	(75,772)	(25,333)	(46,039)
Income tax (expense) benefit	(53,246)	10,043	(8,634)

Net loss from continuing operations	(129,018)	(15,290)	(54,673)
Net income (loss) from discontinued operations	967	(20,733)	1,491

Net loss	(128,051)	(36,023)	(53,182)
Net income attributable to noncontrolling interests	(588)	(628)	(2,893)

Net loss attributable to Layne Christensen Company	$(128,639)	$(36,651)	$(56,075)

(Loss) income per share information attributable to Layne Christensen Company shareholders:
Basic loss per share—continuing operations	$(6.61)	$(0.82)	$(2.96)
Basic income (loss) per share—discontinued operations	0.05	(1.06)	0.08

Basic loss per share	$(6.56)	$(1.88)	$(2.88)

Diluted loss per share—continuing operations	$(6.61)	$(0.82)	$(2.96)
Diluted income (loss) per share—discontinued operations	0.05	(1.06)	0.08

Diluted loss per share	$(6.56)	$(1.88)	$(2.88)

Weighted average shares outstanding—basic	19,598	19,485	19,455
Dilutive stock options and unvested shares	—	—	—

Weighted average shares outstanding—dilutive	19,598	19,485	19,455

See Notes to Consolidated Financial Statements.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Years Ended January 31,
(in thousands)	2014	2013	2012
Net loss	$(128,051)	$(36,023)	$(53,182)

Other comprehensive loss:
Foreign currency translation adjustments (net of tax expense (benefit) of $0, $479 and $(108), respectively)	(10,048)	(269)	(414)

Other comprehensive loss	(10,048)	(269)	(414)

Comprehensive loss	(138,099)	(36,292)	(53,596)
Comprehensive income attributable to noncontrolling interests (all attributable to net income)	(588)	(628)	(2,893)

Comprehensive loss attributable to Layne Christensen Company	$(138,687)	$(36,920)	$(56,489)

See Notes to Consolidated Financial Statements

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

	Common Stock		Capital In Excess of Par Value	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive (Loss)	Total Layne Equity	Noncontrolling Interests	Total
(in thousands, except share data)	Shares	Amount
Balance February 1, 2011	19,540,033	$195	$347,307	$159,709	$(5,809)	$501,402	$2,522	$503,924
Net (loss) income	—	—	—	(56,075)	—	(56,075)	2,893	(53,182)
Other comprehensive loss	—	—	—	—	(414)	(414)	—	(414)
Issuance of nonvested shares	193,188	2	(2)	—	—	—	—	—
Forfeiture of nonvested shares	(5,927)	—	—	—	—	—	—	—
Treasury stock purchased and subsequently cancelled	(5,382)	—	(150)	—	—	(150)	—	(150)
Expiration of performance contingent nonvested shares	(33,251)	—	—	—	—	—	—	—
Issuance of stock upon exercise of options	10,611	—	220	—	—	220	—	220
Income tax benefit on exercise of options	—	—	16	—	—	16	—	16
Income tax deficiency upon vesting of restricted shares	—	—	(130)	—	—	(130)	—	(130)
Distributions to noncontrolling interests	—	—	—	—	—	—	(2,199)	(2,199)
Share-based compensation	—	—	3,796	—	—	3,796	—	3,796

Balance, January 31, 2012	19,699,272	197	351,057	103,634	(6,223)	448,665	3,216	451,881

Net (loss) income	—	—	—	(36,651)	—	(36,651)	628	(36,023)
Other comprehensive loss	—	—	—	—	(269)	(269)	—	(269)
Issuance of nonvested shares	110,958	1	(1)	—	—	—	—	—
Expiration of performance contingent nonvested shares	(46,491)	—	—	—	—	—	—	—
Issuance of stock upon exercise of options	54,637	—	1,004	—	—	1,004	—	1,004
Income tax deficiency upon forfeiture of options	—	—	(280)	—	—	(280)	—	(280)
Acquisition of noncontrolling interest	—	—	(2,656)	—	—	(2,656)	(87)	(2,743)
Distributions to noncontrolling interest	—	—	—	—	—	—	(1,423)	(1,423)
Share-based compensation	—	—	2,924	—	—	2,924	—	2,924

Balance January 31, 2013	19,818,376	198	352,048	66,983	(6,492)	412,737	2,334	415,071

Net (loss) income	—	—	—	(128,639)	—	(128,639)	588	(128,051)
Other comprehensive loss	—	—	—	—	(10,048)	(10,048)	—	(10,048)
Issuance of nonvested shares	107,646	1	(1)	—	—	—	—	—
Treasury stock purchased and subsequently cancelled	(2,833)	—	(56)	—	—	(56)	—	(56)
Issuance of stock upon exercise of options	72,611	—	1,105	—	—	1,105	—	1,105
Cancellation of stock options issued	(8,099)	—	—	—	—	—	—	—
Forfeiture of nonvested shares	(72,725)	—	—	—	—	—	—	—
Embedded conversion option on Convertible	—	—	—	—	—	—	—	—
Notes	—	—	11,128	—	—	11,128	—	11,128
Distribution to noncontrolling interest	—	—	—	—	—	—	(1,683)	(1,683)
Share-based compensation	—	—	3,237	—	—	3,237	—	3,237

Balance January 31, 2014	19,914,976	$199	$367,461	$(61,656)	$(16,540)	$289,464	$1,239	$290,703

See Notes to Consolidated Financial Statements.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

	Years Ended January 31,
(in thousands)	2014	2013	2012
Cash flow from operating activities:
Net loss	$(128,051)	$(36,023)	$(53,182)
Adjustments to reconcile net loss to cash flow from operations:
Depreciation and amortization	61,091	65,883	63,566
Amortization of discount and deferred financing costs	2,147	—	—
Impairment charges	14,646	8,431	97,529
(Gain) loss on disposal of discontinued operations	(8,333)	32,589	—
Loss on remeasurement of equity method investment	—	7,705	—
Deferred income taxes	46,417	(37,898)	(18,009)
Share-based compensation	3,237	2,924	3,796
Share-based compensation excess tax benefit	—	—	(16)
Equity in losses (earnings) of affiliates	2,974	(20,572)	(24,647)
Dividends received from affiliates	8,023	7,080	5,502
Gain from disposal of property and equipment	(6,110)	(3,364)	(8,247)
Changes in current assets and liabilities, (exclusive of effects of acquisitions):
Decrease (increase) in customer receivables	46,889	26,658	(19,330)
Decrease (increase) in costs and estimated earnings in excess of billings on uncompleted contracts	7,561	4,342	(24,726)
Decrease (increase) in inventories	2,516	(12,394)	(5,882)
(Increase) decrease in other current assets	(14,319)	1,306	(7,180)
(Decrease) increase in accounts payable and accrued expenses	(53,044)	(13,947)	26,418
(Decrease) increase in billings in excess of costs and estimated earnings on uncompleted contracts	(996)	(4,798)	(17,646)
Other, net	14,221	(3,171)	(2,234)

Cash (used in) provided by operating activities	(1,131)	24,751	15,712

Cash flow from investing activities:
Additions to property and equipment	(34,409)	(75,831)	(66,952)
Additions to gas transportation facilities and equipment	—	(58)	(109)
Additions to oil and gas properties	—	(1,512)	(3,434)
Additions to mineral interests in oil and gas properties	—	(102)	(331)
Acquisition of businesses, net of cash acquired	—	(18,397)	(8,855)
Proceeds from disposal of property and equipment	8,733	6,158	14,055
Proceeds from sale of business	12,064	13,500	—
Deposit of cash into restricted accounts	(4,964)	—	(9,000)
Release of cash from restricted accounts	—	3,144	12,830
Distribution of restricted cash for prior year acquisitions	—	(3,144)	(3,830)
Proceeds from redemption of insurance contracts	3,565	—	—

Cash used in investing activities	(15,011)	(76,242)	(65,626)

Cash flow from financing activities:
Borrowings under credit agreement	310,744	469,200	454,121
Repayments under credit agreement	(402,354)	(426,700)	(406,337)
Proceeds from long term Convertible Notes	125,000	—	—
Payment of debt issuance costs	(5,022)	—	—
Net (decrease) increase notes payable	(1,329)	1,110	7,366
Repayments of long term debt	—	(2,590)	(6,667)
Principal payments under capital lease obligation	(1,296)	(93)	—
Acquisition of noncontrolling interest	—	(2,743)	—
Issuance of common stock upon exercise of stock options	1,105	1,004	220
Excess tax benefit on exercise of share-based instruments	—	—	16
Purchases and retirement of treasury stock	(56)	—	(150)
Distribution to noncontrolling interest	(1,683)	(1,423)	(2,199)

Cash provided by financing activities	25,109	37,765	46,370

Effects of exchange rate changes on cash	(1,196)	(948)	475

Net increase (decrease) in cash and cash equivalents	7,771	(14,674)	(3,069)
Cash and cash equivalents at beginning of year	27,242	41,916	44,985

Cash and cash equivalents at end of year	$35,013	$27,242	$41,916

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Description of Business – Layne Christensen Company and subsidiaries (together, “Layne” and “our”) is a global water management, construction and drilling company. Layne operates throughout North America as well as in parts of Africa, Australia, South America, and Italy. Its customers include government agencies, investor-owned water utilities, industrial companies, global mining companies, consulting and engineering firms, heavy civil construction contractors, oil and gas companies and agribusinesses. Layne has ownership interest in certain foreign affiliates operating in Mexico and Latin America (see Note 3 to the Consolidated Financial Statements).

Fiscal Year – Layne’s fiscal year end is January 31. References to fiscal years are to the twelve months then ended.

Investment in Affiliated Companies – Investments in affiliates (20% to 50% owned) in which Layne has the ability to exercise significant influence, but do not hold a controlling interest over operating and financial policies are accounted for by the equity method. Layne’s investments in affiliates are carried at the cost of the investment consideration at the date acquired, plus Layne’s equity in undistributed earnings (losses) from that date. Layne evaluates its equity method investments for impairment at least annually or when events or changes in circumstances indicate there is a loss in value of the investment that is other than a temporary decline.

Principles of Consolidation – The Consolidated Financial Statements include the accounts of Layne and all of our subsidiaries where it exercises control. For investments in subsidiaries that are not wholly-owned, but where Layne exercises control, the equity held by the minority owners and their portions of net income (loss) are reflected as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated in consolidation. In the notes to consolidated financial statements, all dollar and share amounts in tabulations are in thousands of dollars and shares, respectively, unless otherwise indicated.

Presentation – As discussed further in Note 15 to the Consolidated Financial Statements, Layne sold one of its components, Costa Fortuna (“Costa Fortuna”), previously reported in the Geoconstruction operating segment. The sale was completed on July 31, 2014. Layne reclassified the operations of Costa Fortuna as a discontinued operation for the periods ended January 31, 2014 and January 31, 2013 (after it was 100% acquired on May 30, 2012). Amounts presented on the Consolidated Balance Sheets have also been reclassified.

Borrowings and payments under the revolving loan facilities were previously reported as net borrowings under revolving loan facilities and as net repayments under revolving loan facilities within the consolidated statement of cash flows, rather than as gross amounts as required by ASC 230, “Statement of Cash Flows.” The presentation for the years ended January 31, 2013 and 2012 have been corrected in the accompanying Consolidated Financial Statements to present borrowing and payments under the revolving loan facilities on a gross basis, rather than a net basis, to conform to this requirement. The change in presentation had no effect on net cash provided by (used in) financing activities and does not affect Layne’s consolidated balance sheets or statements of operations. Accordingly, Layne’s historical net loss, loss per share, total assets and cash and cash equivalents remain unchanged.

Use of and Changes in Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions about future events and their effects cannot be perceived with certainty, and accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as Layne’s operating environment changes. While Layne believes that the estimates and assumptions used in the preparation of the Consolidated Financial Statements are appropriate, actual results could differ from those estimates.

Foreign Currency Transactions and Translation – In accordance with ASC Topic 830, “Foreign Currency Matters”, gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations. Assets and liabilities of non-U.S. subsidiaries whose functional currency is the local currency are translated into U.S. dollars at exchange rates prevailing at the balance sheet date. Revenues and expenses are translated at average exchange rates during the year. The net exchange differences resulting from these translations are reported in accumulated other comprehensive income (loss).

The cash flows and financing activities of Layne’s Mexican and most of its African operations are primarily denominated in the U.S. dollar. Accordingly, these operations use the U.S. dollar as their functional currency.

Other foreign subsidiaries and affiliates use local currencies as their functional currency.

Net foreign currency transaction losses for FY2014, FY2013 and FY2012 were $0.1 million, $1.2 million and $0.3 million, respectively, and are recorded in other income (expense), net in the accompanying consolidated statements of operations.

Revenue Recognition – Revenues are recognized on large, long-term construction contracts meeting the criteria of ASC Topic 605-35 “Construction-Type and Production-Type Contracts”, using the percentage-of-completion method based upon the ratio of costs incurred to total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues in the reporting period when such estimates are revised. The nature of accounting for contracts is such that refinements of the estimating process for changing conditions and new developments are continuous and characteristic of the process. Many factors can and do change during a contract performance period which can result in a change to contract profitability from one financial reporting period to another. Some of the factors that can change the estimate of total contract revenue and cost include differing site conditions (to the extent that contract remedies are unavailable), the availability of skilled contract labor, the performance of major material suppliers, the performance of major subcontractors, unusual weather conditions and unexpected changes in material costs. These factors may result in revision to costs and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted construction contracts are made in the period in which such losses are determined. When the estimate on a contract indicates a loss, the entire loss is recorded during the accounting period in which it is estimated. Management focuses on evaluating the performance of contracts individually. In the ordinary course of business, but at least quarterly, Layne prepares updated estimates of the total forecasted revenue, cost and profit or loss for each contract. The cumulative effect of revisions in estimates of the total forecasted estimates of the total forecasted revenue and costs, including unapproved change orders and claims, during the course of the contract is reflected in the accounting period in which the facts that caused the revision become known. Because Layne has many contracts in process at any given time, these changes in estimates can offset each other, minimizing the impact on overall profitability. However, large changes in cost estimates on larger, more complex construction projects can have a material impact on the financial statements and are reflected in results of operations when they become known.

Layne records revenue on contracts relating to unapproved change orders and claims by including in revenue an amount less than or equal to the amount of the costs incurred by us to date for contract price adjustments that Layne seeks to collect from customers for delays, errors in specifications or designs, change orders in dispute or unapproved as to scope or price, or other unanticipated additional costs, in each case when recovery of the costs is considered probable. The amount of unapproved change orders and claim revenues are included in our consolidated balance sheets as part of costs and estimated earnings in excess of billings. When determining the likelihood of eventual recovery, Layne considers such factors as its experience on similar projects and our experience with the customer. As new facts become known, an adjustment to the estimated recovery is made and reflected in the current period.

As allowed by ASC Topic 605-35, revenue is recognized on smaller, short-term construction contracts using the completed contract method. Provisions for estimated losses on uncompleted construction contracts are made in the period in which such losses are determined. Layne determines contracts such as these are completed based on acceptance by the customer.

Contracts for mineral exploration drilling services within Mineral Services are billable based on the quantity of drilling performed. Revenues are recognized in terms of the value of total work performed to date on the basis of actual footage or meterage drilled.

Revenues for direct sales of equipment and other ancillary products not provided in conjunction with the performance of construction contracts are recognized at the date of delivery to, and acceptance by, the customer. Provisions for estimated warranty obligations are made in the period in which the sales occur.

Revenues for the sale of oil and gas by Layne’s discontinued Energy division were recognized on the basis of volumes sold at the time of delivery to an end user or an interstate pipeline, net of amounts attributable to royalty or working interest holders.

Layne’s revenues are presented net of taxes imposed on revenue-producing transactions with its customers, such as, but not limited to, sales, use, value-added and some excise taxes.

Inventories – Layne values inventories at the lower of cost or market. Cost of U.S. inventories and the majority of foreign operations are determined using the average cost method, which approximates FIFO. Inventories consist primarily of finished goods, supplies and raw materials. Finished goods of $4.0 million and $3.2 million, supplies of $34.7 million and $41.9 million and raw materials of $3.1 million and $1.8 million were included in inventories in the consolidated balance sheet as of January 31, 2014 and 2013, respectively.

Property and Equipment and Related Depreciation – Property and equipment (including major renewals and improvements) are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line method. Depreciation expense was $54.9 million, $57.4 million and $55.0 million in FY2014, FY2013 and FY2012, respectively. The useful lives used for the items within each property classification are as follows:

Classification	Years
Buildings	15 - 35
Machinery and equipment	3 - 10

Oil and Gas Properties and Mineral Interests – Layne sold the assets of the Energy division October 1, 2012. Prior to the sale, Layne followed the full-cost method of accounting for oil and gas properties. Under this method, all productive and nonproductive costs incurred in connection with the exploration for and development of oil and gas reserves were capitalized. Such capitalized costs included lease acquisition, geological and geophysical work, delay rentals, drilling, completing and equipping oil and gas wells, salaries, benefits and other internal salary-related costs directly attributable to these activities. Costs associated with production and general corporate activities were expensed in the period incurred. Normal dispositions of oil and gas properties were accounted for as adjustments of capitalized costs, with no gain or loss recognized. Capitalized costs were depleted based on units of production. Depletion expense was $2.9 million in FY2013.

Reserve Estimates – Prior to the sale of the assets of the Energy division, Layne’s estimates of oil and gas reserves, by necessity, were projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing oil and gas prices, future operating costs, severance, ad valorem and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected there from may vary substantially. Any significant variance in the assumptions would have materially affected the estimated quantity and value of the reserves, which would have affected the carrying value of oil and gas properties and the rate of depletion of the oil and gas properties. Actual production, revenues and expenditures with respect to reserves could have varied from estimates, and those variances could have been material.

Goodwill –In accordance with ASC Topic 350-20, “Intangibles-Goodwill and Other”, Layne is required to test for the impairment of goodwill on at least an annual basis. Layne conducts this evaluation annually as of December 31 or more frequently if events or changes in circumstances indicate that goodwill might be impaired. The evaluation is performed by using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, then a second step must be completed in order to determine the amount of the goodwill impairment that should be recorded. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets and liabilities other than goodwill (including any unrecognized intangible assets) in a manner similar to a purchase price allocation. The resulting implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge is recorded for the difference. Fair value is estimated using discounted cash flows of the reporting unit and other market-related valuation models, including earnings multiples and comparable asset market values which would be a Level 3 valuation (See Note 13 to the Consolidated Financial Statements for discussion of Level 1, 2 and 3 inputs.).

In making an assessment of fair value, Layne relies on current and past experience concerning its industry cycles. Rates used to discount future cash flows are dependent upon interest rates and the cost of capital at a point in time. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment.

Layne considers both a market approach and an income approach in estimating the fair value of each reporting unit in its analysis. The market approach may include use of the guideline transaction method, the guideline company method, or both. The guideline transaction method makes use of available transaction price data of companies engaged in the same or similar lines of business as the respective reporting unit. The guideline company method uses market multiples of publicly traded companies with operating characteristics similar to the respective reporting unit. The income approach uses projections of each reporting unit’s estimated cash flows discounted using a weighted average cost of capital that reflects current market conditions. Layne also compares the aggregate fair value of its reporting units to its market capitalization plus a control premium.

The assumptions used in the income approach, which are subject to change as a result of changing economic and competitive conditions, are as follows:

•	Anticipated future cash flows and long-term growth rates for each reporting unit. The income approach to determining fair value relies on the timing and estimates of future cash flows, including an estimate of long-term growth rates. The projections use management’s estimates of economic and market conditions over the projected period including growth rates in sales and estimates of expected changes in operating margins. Layne’s projections of future cash flows are subject to change as actual results are achieved that differ from those anticipated. Actual results could vary significantly from estimates.

•	Selection of an appropriate discount rate. The income approach requires the selection of an appropriate discount rate, which is based on a weighted average cost of capital analysis. The discount rate is subject to changes in short-term interest rates and long-term yield as well as variances in the typical capital structure of marketplace participants in Layne’s industry. The discount rate is determined based on assumptions that would be used by marketplace participants, and for that reason, the capital structure of selected marketplace participants was used in the weighted average cost of capital analysis. Given the current volatile economic conditions, it is possible that the discount rate could change.

See Note 5 to the Consolidated Financial Statements for a discussion of the impairment charges recorded in FY2014 and FY2012.

Intangible Assets – Other intangible assets primarily consist of trademarks, software and software licenses. Intangible assets are being amortized using the straight-line method over their estimated useful lives, which range from three to thirty-five years.

Other Long-lived Assets – Long-lived assets, including amortizable intangible assets are reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. See Note 5 to the Consolidated Financial Statements for a discussion of the impairments recorded in FY2013 and FY2012.

Cash and Cash Equivalents – Layne considers investments with an original maturity of three months or less when purchased to be cash equivalents. Layne’s cash equivalents are subject to potential credit risk. Cash management and investment policies restrict investments to investment grade, highly liquid securities. The carrying value of cash and cash equivalents approximates fair value.

Restricted Deposits – Restricted deposits consist of escrow funds associated primarily with acquisitions.

Allowance for Uncollectible Accounts Receivable – Layne makes ongoing estimates relating to the collectability of its accounts receivable and maintains an allowance for estimated losses resulting from the inability of its customers to make required payments. In determining the amount of the allowance, Layne makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations, and also considers a review of accounts receivable aging, industry trends, customer financial strength, credit standing and payment history to assess the probability of collection. Bad debt is expensed in selling, general and administrative costs.

Layne does not establish an allowance for credit losses on long-term contract unbilled receivables. Adjustments to unbilled receivables related to credit quality, if they occur, are accounted for as a reduction of revenue.

Concentration of Credit Risk – Layne grants credit to its customers, which may include concentrations in state and local governments. Although this concentration could affect its overall exposure to credit risk, management believes that its portfolio of accounts receivable is sufficiently diversified, thus spreading the credit risk. To manage this risk, management performs periodic credit evaluations of Layne’s customers’ financial condition, including monitoring its customers’ payment history and current credit worthiness. Layne does not generally require collateral in support of its trade receivables, but may require payment in advance or security in the form of a letter of credit or bank guarantee. During FY2014, FY2013 and FY2012, no individual customer accounted for more than 10% of Layne’s consolidated revenues.

Accrued Insurance Expense – Layne maintains insurance programs where it is responsible for a certain amount of each claim up to a self-insured limit. Estimates are recorded for health and welfare, workers’ compensation, property and casualty insurance costs that are associated with these programs. These costs are estimated based in part on actuarially determined projections of future payments under these programs. Should a greater amount of claims occur compared to what was estimated or costs of the medical profession increase beyond what was anticipated, reserves recorded may not be sufficient and additional costs to the Consolidated Financial Statements could be required.

Costs estimated to be incurred in the future for employee health and welfare benefits, workers’ compensation, property and casualty insurance programs resulting from claims which have been incurred are accrued currently. Under the terms of the agreement with the various insurance carriers administering these claims, Layne is not required to remit the total premium until the claims are actually paid by the insurance companies. These costs are not expected to significantly impact liquidity in future periods.

Fair Value of Financial Instruments – The carrying amounts of financial instruments, including cash and cash equivalents, customer receivables and accounts payable, approximate fair value at January 31, 2014 and 2013, because of the relatively short maturity of those instruments. See Note 7 to the Consolidated Financial Statements for disclosure regarding the fair value of indebtedness of Layne and Note 13 to the Consolidated Financial Statements for other fair value disclosures.

Litigation and Other Contingencies – Layne is involved in litigation incidental to its business, the disposition of which is not expected to have a material effect on the business, financial position, results of operations or cash flows. It is possible, however, that future results of operations for any particular quarter or annual period could be materially affected by changes in Layne’s assumptions related to these proceedings. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability is accrued in Layne’s Consolidated Financial Statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, is disclosed. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case.

Supplemental Cash Flow Information –The amounts paid for income taxes, interest and non-cash investing and financing activities were as follows:

	Years Ended January 31,
(in thousands)	2014	2013	2012
Income taxes	$8,546	$20,234	$18,616
Interest	3,591	3,972	1,795
Noncash investing and financing activities:
Preferred units received in SolmeteX, LLC	466	—	—
Accrued capital additions	1,096	1,896	3,537
Deferred debt issuance costs	—	—	1,716
Capital lease obligations	1,440	—	300

Additionally, during FY2012, Layne entered into financing obligations for software licenses amounting to $1.3 million, payable over three years. The associated assets are recorded as other intangible assets, net in the balance sheet.

Income Taxes – Income taxes are provided using the asset/liability method, in which deferred taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary. Provision for U.S. income taxes on undistributed earnings of foreign subsidiaries and affiliates is made only on those amounts in excess of funds considered to be invested indefinitely. In general, Layne records income tax expense during interim periods based on its best estimate of the full year’s effective tax rate. However, income tax expense relating to adjustments to Layne’s liabilities for uncertainty in income tax positions for prior reporting periods are accounted for discretely in the interim period in which it occurs. Income tax expense relating to adjustments for current year uncertain tax positions is accounted for as a component of the adjusted annualized effective tax rate.

In assessing the need for a valuation allowance, Layne considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. Accounting guidance states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets. As such, it is generally difficult for positive evidence regarding projected future taxable income exclusive of reversing taxable temporary differences to outweigh objective negative evidence of recent financial reporting losses. In preparing future taxable income projections, Layne considers the periods in which future reversals of existing taxable and deductible temporary differences are likely to occur, future taxable income, taxable income available in prior carryback years and the availability of tax-planning strategies when determining the ability to realize recorded deferred tax assets. See Note 9 to the Consolidated Financial Statements for additional disclosures related to the realization of deferred tax assets.

Layne’s estimate of uncertainty in income taxes is based on the framework established in the accounting for income taxes guidance. This guidance addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Layne recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. For tax positions that meet this recognition threshold, Layne applies judgment, taking into account applicable tax laws and experience in managing tax audits, to determine the amount of tax benefits to recognize in the financial statements. For each position, the difference between the benefit realized on Layne’s tax return and the benefit reflected in the financial statements is recorded as a liability in the consolidated balance sheet. This liability is updated at each financial statement date to reflect the impacts of audit settlements and other resolution of audit issues, expiration of statutes of limitation, developments in tax law and ongoing discussions with taxing authorities.

Income (Loss) Per Share – Income (loss) per common share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding during the period. For periods in which Layne recognizes net income, diluted earnings per common share is computed in the same way as basic earnings per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued that were dilutive. For periods in which the Company recognizes losses, the calculation of diluted earnings per share is the same as the calculation of basic earnings per share. Options to purchase common stock are included based on the treasury stock method for dilutive earnings per share except when their effect is antidilutive. The Convertible Notes are included in the calculation of diluted loss per share if their inclusion is dilutive under the if-converted method. Options to purchase 1,311,764, 1,285,303 and 1,133,211 shares have been excluded from weighted average shares in FY2014, FY2013 and FY2012, respectively, as their effect was antidilutive. A total of 292,423, 275,666 and 226,919 non-vested shares have been excluded from weighted average shares in FY2014, FY2013 and FY2012, respectively, as their effect was antidilutive.

Share-Based Compensation – Layne recognizes the cost of all share-based instruments in the financial statements using a fair-value measurement of the associated costs. The fair value of share-based compensation granted in the form of stock options is determined using a lattice valuation model. In addition, Layne granted certain market based awards during the first, second and third quarters of FY2014, which were valued using the Monte Carlo simulation model.

Unearned compensation expense associated with the issuance of non-vested shares is amortized on a straight-line basis as the restrictions on the stock expire, subject to achievement of certain contingencies.

Research and Development Costs – Research and development costs charged to expense during FY2014, FY2013 and FY2012 were $0.2 million, $0.3 million and $1.6 million, respectively, and are recorded in selling, general and administrative expenses in the accompanying consolidated results of operations.

New Accounting Pronouncements – See Note 17 to the Consolidated Financial Statements for a discussion of new accounting pronouncements and their impact.

(2) Acquisitions

Fiscal Year 2013

On October 4, 2012, Layne acquired 100% of the stock of Fursol Informatica S.r.l., (“Fursol”) an Italian company. Fursol is active in the business of production, marketing, installation and maintenance of software and electronic devices. Layne believes it will benefit from Fursol’s technology to improve the performance and efficiency of its Geoconstruction operations. The aggregate purchase price was $1.0 million, of which $0.8 million was paid at the acquisition date, with the remainder of $0.2 million paid on October 4, 2013. The purchase price was allocated to an identifiable intangible asset associated with computer software valued at $1.5 million (with a weighted-average life of three years) and to a noncurrent liability of $0.5 million.

The results of operations of Fursol have been included in the consolidated statements of operations commencing on the closing date and were not significant. Pro forma amounts related to Fursol for periods prior to the acquisition have not been presented since the acquisition would not have had a significant effect on the consolidated revenues or net income (loss).

On May 30, 2012, Layne acquired the remaining 50% interest of Diberil Sociedad Anónima, a Uruguayan company and parent company to Costa Fortuna (“Costa Fortuna”). Layne expects Costa Fortuna to expand its geoconstruction capabilities into the Brazil market as well as serve as a platform for further expansion into South America. The aggregate purchase price for the remaining 50% of Costa Fortuna of $16.2 million was comprised of cash ($2.4 million of which was placed in escrow to secure certain representations, warranties and indemnifications). Layne acquired the initial 50% interest in Costa Fortuna on July 15, 2010. In accordance with accounting guidance in moving Costa Fortuna to a fully consolidated basis, Layne remeasured the previously held equity investment to fair value and recognized a loss of $7.7 million during the second quarter of FY2013. The fair value of the 50% noncontrolling interest was estimated to be $15.8 million at the time of the adjustment. The fair value assessment was determined based on the value of the current year transaction, discounted to reflect that the initial interest was noncontrolling, and that there was no ready public market for the interest. The discounts for lack of control and marketability were 5% and 10%, respectively, determined based on control premiums seen on recent transactions in the construction contractor and engineering services market and an estimate of the value of a put option on restricted stock using the Black-Scholes valuation method.

Acquisition related costs of $0.2 million were recorded as an expense in the periods in which the costs were incurred. The purchase price allocation was based on an assessment of the fair value of the assets acquired and liabilities assumed using the internal operational assessments and other analyses which are Level 3 measurements. The preliminary purchase allocation recorded in the second quarter was adjusted as the valuation analysis progressed. As a result of the adjustment, goodwill was decreased $0.5 million from the initial amount. The adjustments made were retrospectively applied to the acquisition date, and did not have a significant effect on the financial statements.

Based on the allocation of the purchase price, the acquisition had the following effect on Layne’s consolidated financial position as of the closing date:

(in thousands)	Costa Fortuna
Working capital	$3,592
Property and equipment	33,500
Goodwill	4,025
Other intangible assets	1,000
Other assets	9,131
Other noncurrent liabilities	(16,981)

Total purchase price	$34,267

The $4.0 million of goodwill was assigned to Geoconstruction. The purchase price in excess of the value of Costa Fortuna’s net assets reflects the strategic value Layne placed on the business. At the time of acquisition, Layne believed it would benefit from synergies as these acquired operations were integrated with the existing operations. Layne had hoped the presence in Brazil would assist in obtaining contracts in that country as well as in South America. During the second quarter of FY2014, based on the continued decline in revenues and forecasted results experienced due to a sluggish economy in Brazil during calendar year 2013, Layne reassessed its estimates of the fair value of the goodwill associated with Costa Fortuna. As a result of that reassessment, a $4.0 million impairment charge was recorded.

The Costa Fortuna purchase agreement provided for a purchase price adjustment based on the levels of working capital and debt at closing. The adjustment resulted in an additional purchase price of $2.3 million, which was paid during the third quarter of FY2013.

The total purchase price above consists of the $16.2 million cash purchase price, the $2.3 million purchase price adjustment, and the $15.8 million adjusted basis of Layne’s existing investment in Costa Fortuna.

On July 31, 2014, Layne sold Costa Fortuna as described in Note 15 to the Consolidated Financial Statements. Layne determined it was a discontinued operation and has reported it as such in this Form 8-K.

On March 5, 2012, Layne acquired the remaining shares in Layne do Brazil, which were previously held by noncontrolling interests. The shares were acquired for cash payments totaling $2.7 million. In conjunction with the acquisition, Layne eliminated noncontrolling interests of $0.1 million and recorded an adjustment to equity of $2.7 million in accordance with accounting guidance.

Fiscal Year 2012

On February 28, 2011, Layne acquired the Kansas and Colorado cured-in-place pipe (“CIPP”) operations of Wildcat Civil Services (“Wildcat”), a sewer rehabilitation contractor. The acquisition will further Layne’s expansion and geographic reach of its Inliner division westward. The aggregate purchase price for Wildcat of $8.9 million was comprised of cash ($0.4 million of which was placed in escrow to secure certain representations, warranties and indemnifications).

The purchase price allocation was based on an assessment of the fair value of the assets acquired and liabilities assumed, using internal operational assessments and other analyses, which are Level 3 measurements.

Based on Layne’s allocations of the purchase price, the acquisition had the following effect on Layne’s consolidated financial position as of the closing date:

(in thousands)	Wildcat
Working capital	$293
Property and equipment	6,244
Goodwill	2,318

Total purchase price	$8,855

The $2.3 million of goodwill was assigned to Inliner. The purchase price in excess of the value of Wildcat’s net assets reflects the strategic value Layne placed on the business. Layne believed it would benefit from synergies as these acquired operations were integrated with the existing operations. Goodwill associated with the acquisition is expected to be deductible for tax purposes.

The results of operations for the acquired entity have been included in the consolidated statements of operations commencing on the closing date. Wildcat contributed revenues and loss before income taxes to Layne for the period from February 28, 2011 to January 31, 2012, of $14.2 million and $0.9 million, respectively. Pro forma amounts related to Wildcat for prior periods have not been presented because the acquisition would not have had a significant effect on the consolidated revenues or net income.

(3) Investments in Affiliates

Layne’s investments in affiliates generally are engaged in mineral exploration drilling and the manufacture and supply of drilling equipment, parts and supplies.

On July 15, 2010, Layne acquired a 50% interest in Costa Fortuna. The interest was acquired for total cash consideration of $14.9 million, of which $10.1 million was paid to Costa Fortuna shareholders and $4.8 million was paid to Costa Fortuna to purchase newly issued Costa Fortuna stock. Concurrent with the investment, Costa Fortuna purchased Layne GeoBrazil, an equipment leasing company in Brazil wholly owned by Layne, for a cash payment of $4.8 million. Subsequent to the acquisition, Layne invested an additional $1.3 million in Costa Fortuna as its proportionate share of a capital contribution. See Note 2 to the Consolidated Financial Statements for a further discussion of Layne’s acquisition of the remaining 50% interest in Costa Fortuna during May 2012.

On July 31, 2014, Layne sold Costa Fortuna as described in Note 15 to the Consolidated Financial Statements. Layne determined it was a discontinued operation and has reported it as such in this Form 8-K.

A summary of materially, jointly-owned affiliates, as well as their primary operating subsidiaries if applicable, and the percentages directly or indirectly owned by Layne are as follows as of January 31, 2014:

	Percentage Owned Directly	Percentage Owned Indirectly
Boyles Bros Servicios Tecnicos Geologicos S.A. (Panama)	50.00%
Boytec, S.A. (Panama)		50.00%
Boytec Sondajes de Mexico, S.A. de C.V. (Mexico)		50.00
Sondajes Colombia, S.A. (Colombia)		50.00
Mining Drilling Fluids (Panama)		25.00
Plantel Industrial S.A. (Chile)		50.00
Christensen Chile, S.A. (Chile)	50.00
Christensen Commercial, S.A. (Chile)	50.00
Geotec Boyles Bros., S.A. (Chile)	50.00
Centro Internacional de Formacion S.A. (Chile)		50.00
Geoestrella S.A. (Chile)		25.00
Diamantina Christensen Trading (Panama)	42.69
Christensen Commercial, S.A. (Peru)	35.38
Geotec, S.A. (Peru)	35.38
Boyles Bros., Diamantina, S.A. (Peru)	29.49

Financial information of the affiliates is reported with a one-month lag in the reporting period. Summarized financial information of the affiliates, including Costa Fortuna and its subsidiaries up to May 30, 2012:

	As of and Years Ended January 31,
(in thousands)	2014	2013	2012
Balance sheet data:
Current assets	$131,533	$168,770	$212,066
Noncurrent assets	82,807	74,572	109,868
Current liabilities	39,347	57,998	131,622
Noncurrent liabilities	17,477	21,203	16,529
Income statement data:
Revenues	220,778	444,871	449,599
Gross profit	25,411	98,418	118,658
Operating (loss) income	(2,999)	57,934	76,520
Net (loss) income	(5,960)	43,990	54,856

Layne had no significant transactions or balances with its affiliates as of January 31, 2014, 2013 and 2012, and for the fiscal years then ended.

Layne’s equity in undistributed earnings of the affiliates totaled $62.7 million, $73.7 million and $57.6 million as of January 31, 2014, 2013 and 2012, respectively and an additional $4.6 million of investment in affiliates was recorded as equity method goodwill for certain of the investments at the time of acquisition.

(4) Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consisted of the following:

	As of January 31,
(in thousands)	2014	2013
Cost incurred on uncompleted contracts	$1,245,693	$1,410,722
Estimated earnings	348,501	346,862

	1,594,194	1,757,584
Less: Billing to date	1,529,992	1,689,082

Total	$64,202	$68,502

Included in the accompanying balance sheets under the following captions:
Costs and estimated earnings in excess of billings on uncompleted contracts	$88,744	$97,696
Other noncurrent assets (non-current retainage)	6,713	5,675
Billings in excess of costs and estimated earnings on uncompleted contracts	(31,255)	(34,869)

Total	$64,202	$68,502

Layne bills its customers based on specific contract terms. Substantially all billed amounts are collectible within one year. As of January 31, 2014 and 2013, Layne’s costs and estimated earnings in excess of billings on uncompleted contracts included unbilled contract retainage amounts of $45.8 million and $46.3 million, respectively.

(5) Impairment Charges

During the second quarter of FY2014, based on the continued decline in revenues and forecasted results experienced by many of Layne’s division, Layne reassessed its estimates of the fair value of its reporting units. These circumstances indicated a potential impairment of goodwill in Geoconstruction and, as such, Layne assessed the fair value of its goodwill to determine if the carrying value exceeded its fair value.

As a result of its analysis, Layne determined the carrying value of the Geoconstruction goodwill in the amount of $14.6 million exceeded its fair value and an impairment charge equal to that amount was recorded in the second quarter FY2014. The total assessed fair value of zero was determined based on Level 3 inputs.

During FY2013, due to the underperformance of certain product lines within Water Resources and Energy Services, Layne assessed the value of certain of its long-lived assets within those businesses. Layne also assessed the value of certain of its trademarks in light of strategic decisions for those product lines. As a result of its assessments, Layne concluded that impairments of value had occurred, and Layne recorded impairment charges. The impaired assets included specific patents, trademarks, property and equipment. The carrying value of the assets before impairment was $15.8 million and the impairments totaled $8.4 million, of which $4.4 million was associated with Water Resources and $4.0 million was associated with Energy Services. The charges consisted of $2.9 million associated with intangible assets, with the remainder consisting of adjustments to record tangible assets at an expected sales value. None of these operations had any associated goodwill recorded. Of the total assessed fair value of $7.4 million, the amount determined based on Level 1 inputs was $3.6 million, with the remainder based on Level 3 inputs (See Note 13 to the Consolidated Financial Statements for discussion of Level 1, 2 and 3 inputs).

During FY2012, in connection with the annual goodwill impairment test and as a result of the on-going weakness in municipal spending due to the poor economic environment, changes in corporate strategy and the revision of its reporting units and segments and declining natural gas prices, Layne reassessed its estimates of the fair value of its reporting units. These circumstances indicated a potential impairment of goodwill and, as such, Layne assessed the fair value of its goodwill to determine if the book value exceeded its fair value. As a result of this assessment, Layne determined that the carrying value of goodwill of $105.7 million exceeded its fair value and Layne recorded an impairment charge of $86.2 million. Of this charge, $17.1 million related to Water Resources, $23.1 million to Inliner, $44.6 million to Heavy Civil, $1.0 million to the discontinued Energy division and $0.4 million to other businesses. The total assessed fair value of $19.5 million was determined based on Level 3 inputs. The write-offs were a result of projected continued weakness in demand for construction projects that was greater and more persistent than originally anticipated, continuing projected weakness in the economy adversely affecting spending by government agencies and the resulting pressures on margins from increased competition from smaller competitors. The goodwill charge in Water Resources was also impacted by a shift in the corporate strategy in the fourth quarter to focus more on traditional water treatment services, resulting in the write-off of goodwill associated with acquired companies that had a heavy research and development focus.

Also during FY2012, due to a change in corporate strategy to emphasize the Layne name for all Layne’s services worldwide, Layne decided to cease using certain trade names. Layne recorded an impairment charge of $9.4 million related to those trade names, $9.1 million of which was associated with Heavy Civil. Additionally, due to significant underperformance of certain water treatment businesses, Layne assessed the value of certain of its definite-lived intangible assets and recorded an impairment charge of $2.0 million in Energy Services. The carrying value of the trademarks and other intangibles before impairment was $12.6 million. The total assessed fair value of $1.2 million was determined based on Level 3 inputs.

(6) Goodwill and Other Intangible Assets

Goodwill

The carrying amount of goodwill attributed to each reporting segment was as follows:

(in thousands)	Water Resources	Inliner	Heavy Civil	Geo- construction	Mineral Services	Energy Services	Other	Energy(1)	Total
Balance February 1, 2012	$—	$8,915	$—	$10,621	$—	$—	$—	$—	$19,536
Additions	—	—	—	4,025	—	—	—	—	4,025

Balance January 31, 2013	—	8,915	—	14,646	—	—	—	—	23,561
Additions	—	—	—	—	—	—	—	—	—
Impairment of goodwill	—	—	—	(14,646)	—	—	—	—	(14,646)

Balance January 31, 2014	$—	$8,915	$—	$—	$—	$—	$—	$—	$8,915

Accumulated goodwill impairment losses	$(17,084)	$(23,130)	$(44,551)	$(14,646)	$(20,225)	$(445)	$—	$(950)	$(121,031)

(1)	Energy was sold October 1, 2012.

Goodwill expected to be tax deductible was $0.9 million and $1.5 million as of January 31, 2014 and 2013.

Other Intangible Assets

Other intangible assets consisted of the following as of January 31:

	2014			2013
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period in Years	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period in Years
Amortizable intangible assets:
Tradenames	$6,260	$(3,215)	14	$8,008	$(3,798)	14
Customer/contract-related	—	—	—	2,340	(2,340)	—
Patents	905	(503)	12	3,012	(1,634)	15
Software and licenses	2,747	(1,794)	3	2,747	(919)	3
Non-competition agreements	680	(368)	6	680	(255)	6
Other	966	(528)	22	1,600	(726)	21

Total intangible assets	$11,558	$(6,408)		$18,387	$(9,672)

Total amortization expense for other intangible assets was $1.5 million, $2.5 million and $4.0 million in fiscal years FY2014, FY2013 and FY2012, respectively. Amortization expense for the subsequent five fiscal years is estimated as follows:

(in thousands)	Amount
2015	$1,305
2016	1,000
2017	639
2018	549
2019	549
Thereafter	1,108

Total	$5,150

(7) Indebtedness

Debt outstanding as of January 31, 2014 and 2013, whose carrying value approximates fair market value, was as follows:

	January 31,	January 31,
(in thousands)	2014	2013
Convertible Notes	$106,782	$—
Credit agreement	—	95,000
Capitalized lease obligations	480	250
Less amounts representing interest	(16)	(13)
Notes payable	7,798	8,788

Total debt	115,044	104,025
Less current maturities of long-term debt	(7,926)	(8,883)

Total long-term debt	$107,118	$95,142

As of January 31, 2014, debt outstanding will mature as follows:

(in thousands)	Notes Payable	Convertible Notes	Capitalized Lease Obligations	Total
2015	$7,798	$—	$128	$7,926
2016	—	—	216	216
2017	—	—	102	102
2018	—	—	10	10
2019	—	106,782	8	106,790

Total	7,798	106,782	464	115,044

Layne maintained a revolving credit facility (the “Credit Agreement”) which extended to March 25, 2016. During FY2014, the Credit Agreement was amended as it was unlikely Layne would be in compliance with its covenants for the quarters ended April 30, 2013, July 31, 2013 and October 31, 2013. The details of each amendment are more fully described below.

On June 4, 2013, Layne and its lenders amended the Credit Agreement to suspend the minimum fixed charge coverage ratio and the maximum leverage ratio covenants for the fiscal quarters ending July 31 and October 31, 2013. The amendment also temporarily added a minimum EBITDA (as defined in the Credit Agreement) and maximum capital expenditure covenant on a quarterly and fiscal year-to-date basis. The amendment also modified the definition of Adjusted EBITDA (as defined in the Credit Agreement) to exclude up to $3.0 million per quarter of relocation expense related to the move of Layne’s headquarters to The Woodlands, Texas.

In connection with the June 2013 amendment, Layne and its domestic subsidiaries granted liens on substantially all of their assets, subject to certain exceptions, including a pledge of up to 65.0% of the equity interests in their first-tier foreign subsidiaries, to secure the obligations under the Credit Agreement. The amendment did not change the term of the Credit Agreement.

Prior to the June 2013 amendment of the Credit Agreement, Layne also maintained a private shelf agreement whereby it could issue up to $150.0 million of unsecured notes before July 8, 2021. In connection with the June 2013 amendment of the Credit Agreement, the shelf agreement was terminated. There were no outstanding notes at the time of the termination.

Due to the continued deterioration in operating results for the quarter ended July 31, 2013, Layne and its lenders amended the Credit Agreement again on September 5, 2013. The September 2013 amendment to the Credit Agreement provided for a waiver of the financial covenants for the quarter ended July 31, 2013. Effective with the September 2013 amendment, the Credit Agreement reduced the commitments from $300.0 million to $200.0 million, provided for interest at variable rates equal to, at Layne’s option, a LIBOR rate plus 1.5% to 3.0% or a base rate (as defined in the Credit Agreement) plus 0.5% to 2.0%, each depending on the leverage ratio.

On November 4, 2013, Layne and its lenders further amended the Credit Agreement to among other things; (i) reduce the commitments under the Credit Agreement from $200.0 million to $180.0 million, and eliminate the accordion feature under the Credit Agreement; (ii) temporarily increase the interest rate under the Credit Agreement to LIBOR plus 6.0% (or the base rate plus 5.0%); (iii) relax or suspend certain of the financial covenants on a short-term basis; (iv) reduce the amount of capital expenditures permitted each quarter; (v) require proceeds from asset sales (other than in the ordinary course) to be used to repay amounts outstanding under the Credit Agreement; (vi) decrease the amount of permitted investments; (vii) permit an offering of Convertible Notes that results in gross proceeds of at least $75.0 million (the “Permitted Convertible Notes Offering”); (viii) eliminate the ability to incur any additional Priority Indebtedness (as defined in the Credit Agreement), consummate certain acquisitions or make certain restricted payments; and (ix) add-back certain accruals related to any FCPA settlement in computing consolidated EBITDA (as defined in the Credit Agreement).

The November 2013 amendment also provided that effective upon the closing of the Permitted Convertible Notes Offering, described below, that the net proceeds from such offering must be applied to repay amounts outstanding under the Credit Agreement. Pursuant to the terms of the November 2013 amendment, on November 12, 2013 (the date the Permitted Convertible Notes Offering was closed) among other things: (i) the commitments under the Credit Agreement were further reduced from $180.0 million to $150.0 million; (ii) the interest rate under the Credit Agreement was reduced to, at Layne’s option, either the LIBOR rate plus 4.0% or the base rate plus 3.0% until the delivery of the financial statements for the fiscal year ended January 31, 2015, at which time the interest rate will vary based on Layne’s leverage; (iii) a minimum Asset Coverage Ratio (generally defined as the ratio of accounts receivable and inventory for Layne and its subsidiaries to outstanding borrowings and letters of credit under the credit agreement) of 2.00 to 1.00 was added to the Credit Agreement; (iv) a covenant was added requiring a Minimum Liquidity (generally defined as the remaining amount available for borrowing under the revolving credit facility plus up to $15.0 million of unrestricted cash) of at least $50.0 million; (v) the amount of Priority Indebtedness, investments, acquisitions and restricted payments permitted under the Credit Agreement was increased (although such amounts are lower than the amounts permitted prior to the November 2013 amendment); and (vi) the financial covenants were amended as follows:

	Quarter Ended
(in thousands except for ratios)	January 31, 2014	April 30, 2014	July 31, 2014	October 31, 2014	Thereafter
Minimum Quarterly EBITDA	$6,750	$11,500	$12,500	$10,500	—
Minimum Ratio of EBITDA to Fixed Charges	—	1.5X	1.5X	1.5X	1.5X
Maximum Funded Debt to EBITDA	—	—	—	—	3.0X
Maximum Capital Expenditures (1)	$9,500	$14,000	$14,000	$14,000	$14,000

(1)	Maximum capital expenditures presented above include a rollover feature that allows for any unused portion of the previous quarter’s capital expenditures to be carried forward and utilized only in the next quarter.

In November, 2013, the Convertible Notes Offering generated net proceeds of approximately $105.4 million after deducting the Initial Purchaser’s discount and commission and the estimated offering expenses payable by Layne. As of November 15, 2013, Layne had paid the outstanding balance of the Credit Agreement in full with the proceeds from the offering.

Total fees of $1.5 million were incurred in connection with the June 2013, September 2013 and November 2013 amendments. Of that amount, $0.7 million was written off during the year ended January 31, 2014 as this portion of the fee was associated with the reduction in the revolver capacity associated with the September 2013 and November 2013 amendments to the Credit Agreement. The remaining portion of its fees will be amortized over the life of the agreement.

As of January 31, 2014, Layne had $29.9 million letters of credit outstanding. The amount available for borrowing under the Credit Agreement was $120.1 million as of January 31, 2014.

On April 15, 2014, Layne entered into an ABL facility as discussed further in this note to the Consolidated Financial Statements. The balance owed on the Credit Agreement was $1.5 million as of April 15, 2014. Layne used a portion of the proceeds from the ABL facility to pay the outstanding balance on the Credit Agreement and to cash collateralize the existing outstanding letters of credit of $32.6 million on this Credit Agreement until such letters of credit can be transitioned to the ABL facility. On April 15, 2014, Layne terminated the Credit Agreement.

4.25% Convertible Senior Notes due 2018

On November 5, 2013 Layne entered into a purchase agreement (the “Purchase Agreement”) with Jefferies LLC (the “Initial Purchaser”) relating to the sale by Layne of $110.0 million aggregate principal amount of 4.25% Convertible Notes due 2018 (the “Convertible Notes”), in a private placement to “qualified institutional buyers” in the U.S., as defined in Rule 144A under the Securities Act. The Purchase Agreement contained customary representations, warranties and covenants by Layne together with customary closing conditions. Under the terms of the Purchase Agreement, Layne agreed to indemnify the Initial Purchaser against certain liabilities. The offering of the Convertible Notes was completed on November 12, 2013, in accordance with the terms of the Purchase Agreement. The sale of the Convertible Notes generated net proceeds of approximately $105.4 million after deducting the Initial Purchaser’s discount and commission and the estimated offering expenses payable by Layne. These proceeds were used to pay down the then existing balance on the Credit Agreement. The Purchase Agreement also provided the Initial Purchaser an option to purchase up to an additional $15.0 million aggregate principal amount of Convertible Notes. On December 5, 2013, the Initial Purchaser exercised this option, which generated proceeds net of the Initial Purchaser’s discount and commission in the amount of $14.6 million. Layne used these proceeds primarily as an increase in cash on hand. The Convertible Notes were issued pursuant to an Indenture, dated November 12, 2013 (the “Indenture”), between Layne and U.S. Bank National Association, as trustee. The Convertible Notes are senior, unsecured obligations of Layne. The Convertible Notes will be convertible, at the option of the holders, into consideration consisting of, at Layne’s election, cash, shares of Layne’s common stock, or a combination of cash and shares of Layne’s common stock (and cash in lieu of fractional shares) until the close of business on the scheduled trading day immediately preceding May 15, 2018. However, before May 15, 2018, the Convertible Notes will not be convertible except in the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2013 (and only during such calendar quarter), if the last reported sale price of Layne’s common stock for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than 130% of the conversion price on such trading day; (2) during the consecutive five business day period immediately after any five consecutive trading day period (the five consecutive trading day period being referred to as the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of the Convertible Notes, as determined following a request by a holder of the Convertible Notes in the manner required by the Indenture, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of Layne’s common stock and the conversion rate on such trading day; (3) upon the occurrence of specified corporate events described in the Indenture; and (4) if Layne has called the Convertible Notes for redemption. Layne will be required to settle conversions in shares of Layne’s common stock, together with cash in lieu of any fractional shares, until it has obtained stockholder approval. As of January 31, 2014, the if-converted value did not exceed its principal amount.

The Convertible Notes bear interest at a rate of 4.25% per year, payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning on May 15, 2014. The Convertible Notes will mature on November 15, 2018, unless earlier repurchased, redeemed or converted.

The initial conversion rate is 43.6072 shares of Layne’s common stock per $1,000 principal amount of Convertible Notes (which is equivalent to an initial conversion price of approximately $22.93 per share of Layne’s common stock). The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, Layne may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including Layne’s calling the Convertible Notes for redemption.

On and after November 15, 2016, and prior to the maturity date, Layne may redeem all, but not less than all, of the Convertible Notes for cash if the sale price of Layne’s common stock equals or exceeds 130% of the applicable conversion price for a specified time period ending on the trading day immediately prior to the date Layne delivers notice of the redemption. The redemption price will equal 100% of the principal amount of the Convertible Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, upon the occurrence of a fundamental change (as defined in the Indenture), holders of the Convertible Notes will have the right, at their option, to require Layne to repurchase their Convertible Notes in cash at a price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

In accordance with ASC 470-20, “Debt with Conversion and Other Options,” Layne separately accounts for the liability and equity conversion components of the Convertible Notes. The principal amount of the liability component of the Convertible Notes was $106.0 million as of the date of issuance based on the present value of its cash flows using a discount rate of 8.0%, Layne’s approximate borrowing rate at the date of the issuance for a similar debt instrument without the conversion feature. The carrying value of the equity conversion component was $19.0 million. A portion of the Initial Purchaser’s discount and commission and the offering costs totaling $0.8 million and deferred taxes totaling $7.1 million were allocated to the equity conversion component. The liability component will be accreted to the principal amount of the Convertible Notes using the effective interest method over five years.

In accordance with guidance in ASC 470-20 and ASC 815-15, “Embedded Derivatives,” Layne determined that the embedded conversion components and other embedded derivatives of the Convertible Notes do not require bifurcation and separate accounting.

The following table presents the carrying value of the Convertible Notes as of January 31, 2014 (in thousands):

Carrying amount of the equity conversion component	$11,128

Principal amount of the Convertible Notes	$125,000
Unamortized debt discount (1)	(18,218)

Net carrying amount	$106,782

(1)	As of January 31, 2014, the remaining period over which the unamortized debt discount will be amortized is 57 months using an effective interest rate of 9%.

Asset-backed Revolving Credit Facility

On April 15, 2014, Layne entered into a five-year $135.0 million (the “Maximum Credit”) senior secured ABL facility, of which up to an aggregate principal amount of $75.0 million will be available in the form of letters of credit and up to an aggregate principal amount of $15.0 million is available for short-term swingline borrowings. Availability under the ABL facility will be the lesser of (i) $135.0 million and (ii) the borrowing base (as defined in the ABL facility agreement). The borrowing base is defined as the sum of:

•	85% of book value of eligible accounts receivable (other than unbilled receivables), plus

•	60% of eligible unbilled receivables, plus

•	real property availability, plus

•	equipment availability, minus

•	the supplemental reserve, minus

•	any additional reserves established from time to time by the co-collateral agents

As of April 15, 2014, the initial borrowing base was approximately $131.0 million and $39.0 million was borrowed under the ABL facility. Of this amount, $32.6 million cash collateralized existing outstanding letters of credit that were issued under the existing Credit Agreement, $1.5 million was paid to terminate the existing Credit Agreement, $4.0 million to pay commissions and other expenses related to the facility, with the remainder for working capital needs.

If our borrowing base is reduced below the amount of letters of credit and borrowings outstanding under the ABL facility, then such excess indebtedness could become immediately due and payable and any outstanding letters of credit could require replacement or cash collateralization.

If the Convertible Notes as described in this Note 7 to the Consolidated Financial Statements have not been converted into Common Stock or the maturity date of the Convertible Notes is not extended to a date that is after October 15, 2019, the ABL facility will be due and payable on May 15, 2018.

Layne has the right to request the lenders to further increase the maximum up to an additional $65.0 million if certain conditions are satisfied. Currently, there are no commitments from the lenders for any such increase.

Advances under the ABL facility are subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or event of default. Advances may be used to refinance the existing Credit Agreement, for general corporate and working capital purposes, and to pay fees and expenses associated with the ABL facility.

Pursuant to the ABL facility agreement, the revolving loans will bear interest at either:

•	the alternate base rate plus the applicable margin. The alternate base rate is equal to the highest of (a) the base rate, (b) the sum of the Federal Funds Open rate plus 0.5%, and (c) the sum of the Daily LIBOR rate plus 1%. Or

•	the LIBOR rate (as defined in the ABL facility agreement) for the interest period in effect for such borrowing plus the applicable margin.

Swingline loans will bear interest at the alternate base rate plus the applicable margin. In connection with letters of credit issued under the ABL facility, Layne will pay (i) a participation fee to the lenders equal to the applicable margin from time to time used to determine the interest rate on Eurodollar loans (as defined in the ABL facility agreement) on the average daily amount of such lender’s letter of credit exposure, as well as the issuing bank’s customary fees and changes. The applicable margin for each quarter varies based on the average undrawn availability under the ABL facility for the prior quarter.

The ABL facility contains various restrictions and covenants. In general, provided that Layne maintains a certain level of Excess Availability, Layne will not be restricted from incurring additional unsecured indebtedness or making investments, distributions, capital expenditures or acquisitions. “Excess Availability” is generally defined as the amount by which the Total Availability exceeds outstanding loans and letters of credit under the ABL facility. “Total Availability” is equal to Layne’s borrowing base under the ABL facility (up to the amount of the commitments under the ABL facility).

In general, if Excess Availability is less than either:

•	$20.0 million, or

•	for a period of 5 consecutive business days, the greater of 17.5% of the Total Availability and $25.0 million,

a “Covenant Compliance Period” will exist until Excess Availability has been equal to or greater than the greater of 17.5% of the Total Availability and $25.0 million for a period of 30 consecutive days. During a Covenant Compliance Period, Layne and its subsidiaries that are co-borrowers or guarantors (the “Loan Parties”) must maintain a minimum fixed charge coverage ratio of not less than 1.0 to 1.0 and a maximum first lien leverage ratio of not greater than 5.0 to 1.0 (both tested on a trailing four fiscal quarter basis).

In general, during a Covenant Compliance Period or if an Event of Default has occurred and is continuing, all of Layne’s funds received on a daily basis will be applied to reduce amounts owing under the ABL facility. Based on current projections Layne does not anticipate being in a Covenant Compliance Period during the next twelve months. Layne continues to focus on ways to enhance our overall liquidity managing our capital expenditures; reviewing our non-core assets for potential sale, assessing the possible realization of cash proceeds from the overfunding of our company-owned life insurance, reviewing our working capital practices and focusing on reducing costs both at corporate and in the field, as appropriate. The steps currently being taken by management could further reduce the potential of a Covenant Compliance Period.

Beginning on the closing date of the ABL facility, Layne must maintain a cumulative minimum cash flow as defined in the agreement of not less than negative $45.0 million and during any twelve consecutive month period, a minimum cash flow of not less than negative $25.0 million, until the last to occur of:

•	for a period for 30 consecutive days, Excess Availability is greater than the greater of 17.5% of the Total Availability and $25.0 million, and

•	for two consecutive fiscal quarters after the closing date, the fixed charge coverage ratio (tested on a trailing four fiscal quarter basis) has been in excess of 1.0 to 1.0.

Minimum cash flow is defined as consolidated EBITDA minus the sum of:

•	capital expenditures

•	cash interest expense

•	any regularly scheduled amortized principal payments on indebtedness

•	cash taxes paid

•	any amount in excess of $10.0 million paid with respect to the FCPA investigation

If an Event of Default (as defined in the ABL facility agreement) occurs and is continuing, the interest rate under the ABL facility will increase by 2% per annum and the lenders may accelerate all amounts owing under the ABL facility.

Defaults under the ABL facility, which would permit the lenders to accelerate required payment and which would increase the applicable interest rate by 2% per annum, include (but are not limited to) the following:

•	Non-payment of principal, interest, fees and other amounts under the ABL facility

•	Failure to comply with any of the negative covenants, certain of the specified affirmative covenants or other covenants under the ABL facility

•	Failure to pay certain indebtedness when due

•	Specified events of bankruptcy and insolvency

•	One or more judgments of $5.0 million not covered by insurance and not paid within a specified period.

•	A change in control as defined in the ABL facility.

(8) Other Income, Net

Other income, net consisted of the following:

	Years Ended January 31,
(in thousands)	2014	2013	2012
Gain from disposal of property and equipment	$6,380	$3,563	$8,247
Gain on sale of investment securities	—	—	996
Interest income	13	59	196
Currency exchange loss	(55)	(1,228)	(310)
Other	512	3,838	556

Total	$6,850	$6,232	$9,685

Included in the gain from disposal of property are surplus assets which were sold throughout the fiscal year, including items from the former corporate headquarters in Mission Woods, Kansas. Also included in the gain from disposal of property and equipment is the gain on the sale of a building in Massachusetts for $0.7 million which was being used by Geoconstruction until operations were consolidated in Dallas, Texas this year. In April 2013, insurance proceeds were received totaling $0.7 million as payment for equipment lost in a fire. These proceeds are included in gain from disposal of property and equipment.

During July 2013, Layne determined its investment in a joint venture was no longer viable. The related investment of $0.6 million was determined to be unrecoverable and was written off and is included in other in the table above.

On March 21, 2011, Layne sold its operating facility in Fontana, California, with the intent of acquiring and relocating to a new facility. In the interim until a new facility could be purchased, Layne entered into a leasehold agreement of the existing facility. The total gain on the sale of the facility was $6.4 million, of which $1.4 million was deferred to match the expected lease payments under the leasehold agreement. During fiscal year ended January 31, 2012 $0.4 million of the deferred gain was recognized. The deferred gain was being recognized over the 36 month term of the lease. In September 2012, Layne terminated the leasehold agreement and recognized the remaining $0.7 million deferred gain on the sale of the facility.

During FY2012, Layne recognized a gain of $1.0 million on the sale of certain investment securities in Australia. The securities were received in settlement of previously written off accounts receivable.

(9) Income Taxes

(Loss) income from continuing operations before income taxes consisted of the following:

	Years Ended January 31,
(in thousands)	2014	2013	2012
Domestic	$(73,009)	$(60,745)	$(98,480)
Foreign	(2,763)	35,412	52,441

Total	$(75,772)	$(25,333)	$(46,039)

Components of income tax (benefit) expense from continuing operations were as follows:

	Years Ended January 31,
(in thousands)	2014	2013	2012
Currently due:
U.S. federal	$(5,926)	$(1,049)	$5,624
State and local	(460)	(278)	1,729
Foreign	10,990	12,564	20,349

	4,604	11,237	27,702

Deferred:
U.S. federal	44,352	(19,582)	(16,556)
State and local	4,247	(1,430)	(3,773)
Foreign	43	(268)	1,261

	48,642	(21,280)	(19,068)

Total	$53,246	$(10,043)	$8,634

A reconciliation of the total income tax (benefit) expense from continuing operations to the statutory federal rate is as follows for the years ended January 31:

	2014		2013		2012
(in thousands)	Amount	Effective Rate	Amount	Effective Rate	Amount	Effective Rate
Income tax at statutory rate	$(26,520)	35.0%	$(8,866)	35.0%	$(16,114)	35.0%
State income tax, net	(2,834)	3.7	(1,156)	4.6	(1,383)	3.0
Difference in tax expense resulting from:
Nondeductible goodwill impairment	4,781	(6.3)	—	—	22,500	(48.9)
Nondeductible expenses	4,921	(6.5)	960	(3.8)	1,257	(2.7)
Loss on remeasurement of equity method investment	—	—	2,697	(10.7)	—	—
Taxes on foreign affiliates	12,178	(16.1)	(4,707)	18.6	(7,141)	15.5
Taxes on foreign operations	(13,385)	17.6	4,698	(18.5)	2,002	(4.3)
Valuation allowance	78,141	(103.1)	(1,731)	6.8	5,219	(11.3)
Tax benefit related to tax expenses recorded on discontinued operations and equity	(10,821)	14.3	—	—	—	—
Changes in uncertain tax provisions	5,330	(7.0)	(1,166)	4.6	2,997	(6.5)
Other	1,455	(1.9)	(772)	3.0	(703)	1.4

Total	$53,246	(70.3)%	$(10,043)	39.6%	$8,634	(18.8)%

The tax effect of pretax income or loss from continuing operations generally is determined by a computation that does not consider the tax effect of other categories of income or loss (for example, other comprehensive income, discontinued operations, additional paid in capital, etc.). An exception to that general rule is provided when there is a pretax loss from continuing operations and pretax income from other categories of income. Pursuant to this exception, Layne has recorded an income tax benefit on continuing operations which offsets an income tax provision for discontinued operations and the additional paid in capital impact of the Convertible Notes.

The net income (loss) from discontinued operations for FY2014, FY2013 and FY2012 was $1.0 million, ($20.7 million) and $1.5 million, respectively. These amounts are net of income tax (expense) benefits of ($3.4 million), $14.4 million and ($0.6 million), respectively. The effective tax rate for discontinued operations was 78.0%, 41.0% and 28.4% for FY2014, FY2013 and FY2012, respectively. The credit recognized as additional paid in capital relating to the Convertible Notes issued during FY2014 was $11.1 million net of income tax expense of $7.1 million recorded at an effective rate of 39%.

Layne recorded a $78.1 million valuation allowance from continuing operations on its net domestic and certain foreign deferred tax assets during FY2014. Of the $78.1 million increase in valuation allowance, $54.4 million related to deferred tax assets established in a prior year, and $23.7 million related to deferred tax assets established in the current year. The total valuation allowance at January 31, 2014 was $72.5 million comprised of a domestic valuation allowance of $64.8 million and a foreign valuation allowance of $7.7 million.

In assessing the need for a valuation allowance, Layne concluded that it had a cumulative loss on domestic operations after adjusting for significant non-recurring charges for the three year period ended January 31, 2014. Layne considered the periods in which future reversals of existing taxable and deductible temporary differences are likely to occur, future taxable income, taxable income available in prior carry back years, and the availability of tax-planning strategies when determining the realizability of recorded deferred tax assets. Based on this assessment, Layne concluded that it was no longer more likely than not that realization of its domestic deferred tax assets would occur in future periods, and the remaining net domestic deferred tax asset was fully valued against. Similar consideration was given to foreign deferred tax assets, and Layne concluded that certain foreign deferred tax assets were no longer more likely than not realizable resulting in a valuation allowance being recorded. The establishment of a valuation allowance does not have any impact on cash, nor does such an allowance preclude Layne from using its loss carryforwards or utilizing other deferred tax assets in the future.

Layne maintains $1.3 million of deferred tax assets in various foreign jurisdictions as of January 31, 2014, where management believes that realization is more likely than not. Layne’s foreign subsidiaries will need to generate taxable income of approximately $4.7 million in their respective jurisdictions where the deferred tax assets are recorded in order to fully realize the deferred tax asset. Management will continue to evaluate all of the evidence in future periods and will make a determination as to whether it is more likely than not that deferred tax assets will be realized in future periods.

Layne was not in a cumulative three year loss position as of January 31, 2013 and 2012, respectively, based on an analysis of income over the current and prior two fiscal years, after adjusting for significant non-recurring charges. Layne determined that it was more likely than not the deferred tax asset was realizable at January 31, 2013 and 2012, respectively, and no valuation allowance was needed at that time, other than for a portion of the foreign tax credit carryforwards, for which Layne has and continues to conclude that such carryforward benefits may not be used before they expire.

Deferred income taxes result from temporary differences between the financial statement and tax bases of Layne’s assets and liabilities. The sources of these differences and their cumulative tax effects were as follows:

	Years Ended January 31,
(in thousands)	2014	2013
Accruals and reserves	$30,674	$35,234
Share based compensation	5,106	5,988
Tax deductible goodwill	3,141	4,916
Foreign tax credit carryforwards	24,174	20,954
Tax loss carryforwards	35,301	7,526
Cumulative translation adjustment	4,718	4,528
Other assets	1,865	2,046

Total deferred tax asset	104,979	81,192

Valuation allowance	(72,487)	(9,354)

Buildings, machinery and equipment	(16,488)	(16,207)
Convertible Notes	(7,105)	—
Unremitted foreign earnings	(11,188)	(3,636)
Other liabilities	(3,876)	(2,729)

Total deferred tax liability	(38,657)	(22,572)

Net deferred tax liability	$(6,165)	$49,266

The difference between the $78.1 million valuation allowance reflected in the FY2014 effective rate reconciliation from continuing operations and the $63.1 million increase in the valuation allowance during FY2014 reflected in the deferred income tax table is primarily the result of net deferred tax liabilities established during the current fiscal year which did not impact income from continuing operations.

Layne had the following tax losses and tax credit carryforwards at January 31, 2014 as:

(dollars in millions)	Expiration	Amount	Valuation Amount
Federal net operating losses	2034	$23.9	$(23.9)
State net operating losses	2024-2034	4.9	(4.9)
Other foreign tax loss carryforward	2019-2029	6.5	(6.5)
Federal foreign tax credit carryforwards	2018-2022	9.7	(9.7)
Federal foreign tax credit carryforwards	2023-2024	14.5	(14.5)

Total		$59.5	$(59.5)

As of January 31, 2014, undistributed earnings of foreign subsidiaries and certain foreign affiliates included $59.5 million for which no federal income or foreign withholding taxes have been provided. These earnings, which are considered to be invested indefinitely, become subject to income tax if they were remitted as dividends or if Layne were to sell its stock in the affiliates or subsidiaries. It is not practicable to determine the amount of income or withholding tax that would be payable upon remittance of these earnings.

Deferred income taxes were provided on undistributed earnings of certain foreign subsidiaries and foreign affiliates where the earnings are not considered to be invested indefinitely.

On September 13, 2013, the U.S. Treasury and the Internal Revenue Service issued final Tangible Property Regulations (“TPR”) under Internal Revenue Code (“IRC”) Section 162 and IRC Section 263(a). The regulations are not effective until tax years beginning on or after January 1, 2014; however, certain portions may require an accounting method change on a retroactive basis, thus requiring an IRC Section 481(a) adjustment related to buildings, machinery and equipment and deferred taxes. Layne has analyzed the expected impact of the TPR and concluded that the expected impact is minimal.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits, excluding penalties and interest is as follows:

(in thousands)	2014	2013	2012
Balance, beginning of year	$11,996	$13,322	$12,016
Additions based on tax positions related to current year	766	2,501	2,534
Additions for tax positions of prior years	4,450	34	767
Settlement with tax authorities	(1)	(1,087)	(1,070)
Reductions for tax positions of prior years	(341)	—	(214)
Reductions due to the lapse of statutes of limitation	(1,558)	(2,774)	(711)

Balance, end of year	$15,312	$11,996	$13,322

Substantially all of the unrecognized tax benefits recorded at January 31, 2014, 2013 and 2012 would affect the effective rate if recognized. It is reasonably possible that the amount of unrecognized tax benefits will decrease during the next year by approximately $5.3 million due to settlements of audit issues and expiration of statutes of limitation.

Layne classifies interest and penalties related to income taxes as a component of income tax expense. As of January 31, 2014, 2013 and 2012, the Company had $8.4 million, $7.1 million and $6.8 million, respectively, of interest and penalties accrued associated with unrecognized tax benefits. The liability for interest and penalties increased $1.3 million, $0.3 million and $1.6 million during FY2014, FY2013 and FY2012, respectively.

Layne files income tax returns in the U.S. federal jurisdiction, various state jurisdictions and certain foreign jurisdictions. During the tax year ended January 31, 2014, the U.S. federal statute of limitations expired for the tax year ended January 31, 2010. The statute of limitations remains open for tax years ended January 31, 2011 through 2014. Layne is not currently under examination for federal purposes, but there are several state examinations currently in progress.

Layne files income tax returns in the foreign jurisdictions where it operates. The returns are subject to examination which may be ongoing at any point in time. Tax liabilities are recorded based on estimates of additional taxes which will be due upon settlement of those examinations. The tax years subject to examination by foreign tax authorities vary by jurisdiction, but generally the tax years 2010 through 2014 remain open to examination.

(10) Operating Lease and Asset Retirement Obligations

Future minimum lease payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year from January 31, 2014, are as follows:

(in thousands)	Operating Leases
2015	$8,773
2016	7,187
2017	6,676
2018	6,554
2019	6,463

Minimum lease payments	$35,653

Layne’s operating leases are primarily for light and medium duty trucks, buildings and other equipment. Rent expense under operating leases (including insignificant amounts of contingent rental payments) was $22.7 million, $22.9 million and $28.7 million in FY2014, FY2013 and FY2012, respectively.

As of January 31, 2014 and 2013, no asset retirement obligations existed. Asset retirement obligations consisted of the estimated costs of dismantlement, removal, site reclamation and similar activities associated with Layne’s prior oil and gas properties. An asset retirement obligation and the related asset retirement cost were recorded when a well is drilled and completed. The asset retirement cost was determined based on the expected costs to complete the reclamation at the end of the well’s economic life, discounted to its present value using a credit adjusted risk-free-rate. After initial recording, the liability was increased for the passage of time, with the increase being reflected in the consolidated results of operations as depreciation, depletion and amortization. Asset retirement costs were capitalized as part of oil and gas properties and depleted accordingly. During FY2013, Layne sold the assets of Energy. These obligations were assumed by the purchaser as part of the sale.

Asset retirement obligations recorded in other long-term liabilities as of January 31, 2013 and 2012 were as follows:

(in thousands)	January 31, 2013	January 31, 2012
Beginning asset retirement obligation	$1,835	$1,667
Liabilities incurred during year	—	63
Liabilities settled during year	—	—
Accretion expense	75	105
Liability transferred upon sale of business	(1,910)	—

Ending asset retirement obligation	$—	$1,835

(11) Employee Benefit Plans

Layne’s salaried and certain hourly employees participate in Layne’s sponsored, defined contribution plans. Total expense is recorded in selling, general and administrative costs for Layne’s portion of these plans was $3.4 million, $4.0 million and $4.1 million in FY2014, FY2013 and FY2012, respectively.

Layne has a deferred compensation plan for certain management employees. Participants may elect to defer up to 25% of their salaries and up to 50% of their bonuses to the plan. Matching contributions, and the vesting period of those contributions, are established at the discretion of Layne. Employee deferrals are vested at all times. The total amount deferred, including matching, for the FY2014, FY2013 and FY2012 was $0.8 million, $1.3 million and $2.0 million, respectively. The total liability for deferred compensation was $9.7 million and $12.4 million as of January 31, 2014 and 2013, respectively. These liabilities are included in other long-term liabilities.

Layne contributes to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

•	assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers;

•	if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and

•	if Layne chooses to stop participating in some of its multiemployer plans, Layne may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

In accordance with accounting guidance, Layne evaluated each of its multiemployer plans to determine if any were individually significant. The evaluation was based on the following criteria:

•	the total employees participating in the multiemployer plan compared to the total employees covered by the plan;

•	the total contributions to the multiemployer plan as a percentage of the total contributions to the plan by all participating employers; and

•	the amount of potential liability that could be incurred due to Layne’s withdrawal from the multiemployer plan, underfunded status of the plan or other participating employers’ withdrawal from the plan.

As of January 31, 2014 and 2013, Layne did not participate in multiemployer plans that would be considered individually significant.

Layne makes contributions to these multiemployer plans equal to the amounts accrued for pension expense. Total contributions and union pension expense for these plans was $2.3 million, $3.2 million and $3.1 million in the FY2014, FY2013 and FY2012, respectively. Information regarding assets and accumulated benefits of these plans has not been made available to Layne.

Layne also provides supplemental retirement benefits to its former chief executive officer. Benefits are computed based on the compensation earned during the highest five consecutive years of employment reduced for a portion of Social Security benefits and an annuity equivalent of his defined contribution plan balance. Layne does not contribute to the plan or maintain any investment assets related to the expected benefit obligation. Layne has recognized the full amount of its actuarially determined pension liability. The current portion recognized in Layne’s consolidated balance sheet as other current liabilities was $0.3 million as of January 31, 2014. The long-term portion recognized in Layne’s consolidated balance sheet as of January 31, 2014 and 2013 were $5.0 million and $5.6 million, respectively, and is presented separately under non-current liabilities included in other long-term liabilities. Net periodic pension cost of the supplemental retirement benefits for FY2014, FY2013 and FY2012 was $0.0 million, $1.4 million and $1.1 million, respectively.

(12) Stock and Stock Option Plans

Layne has stock option and employee incentive plans that provide for the granting of options to purchase or the issuance of shares of common stock at a price fixed by the Board of Directors or a committee. As of January 31, 2014, there were 572,624 shares which remain available to be granted under the plan as stock options. Layne has the ability to issue shares under the plans either from new issuances or from treasury, although it has previously always issued new shares and expects to continue to issue new shares in the future. Layne granted 22,289 restricted stock units under the Layne Christensen Company 2006 Equity Incentive Plan during FY2014. Layne also granted 80,613 performance vesting shares under the Layne Christensen Company 2006 Equity Incentive Plan during FY2014.

Layne recognized $3.2 million, $2.9 million and $3.8 million of compensation cost for share-based plans for FY2014, FY2013 and FY2012, respectively. Of these amounts, $1.5 million, $0.9 million and $1.7 million, respectively, related to non-vested stock. The total income tax benefit recognized for share-based compensation arrangements was $1.3 million, $1.1 million and $1.5 million for FY2014, FY2013 and FY2012, respectively.

All options were granted at an exercise price equal to the fair market value of Layne’s common stock at the date of grant. The options have terms of ten years from the date of grant and generally vest ratably over periods of one month to five years.

The fair value of share-based compensation granted in the form of stock options is determined using a binomial lattice or Black-Scholes valuation model. The valuations in each respective year were made using the assumptions noted in the following table. Expected volatilities are based on historical volatility of the stock price. Layne uses historical data to estimate early exercise and post-vest forfeiture rates to be applied within the valuation model. The risk-free interest rate for the periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The weighted-average fair value at the date of grant for options granted during FY2014, FY2013 and FY2012 was $8.11, $10.93 and $18.70, respectively.

	Years Ended January 31,
Assumptions:	2014	2013	2012
Weighted-average expected volatility	49.2%	55.1%	65.0%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	1.25%	1.32%	1.94%
Expected term (in years)	7.0	6.0	5.4
Exercise multiple factor	2.1	2.0	—
Post-vest forfeiture rate	2.4%	0%	0%

Stock option transactions for FY2014, FY2013 and FY2012 were as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Intrinsic Value (in thousands)
Outstanding at February 1, 2011	1,031,474	$25.34
Granted	123,144	32.49
Exercised	(10,611)	20.77		$122
Forfeited	(10,796)	29.57

Outstanding at January 31, 2012	1,133,211	26.12
Granted	280,547	23.32
Exercised	(54,637)	17.44		13
Forfeited	(73,818)	24.50

Outstanding at January 31, 2013	1,285,303	25.97
Granted	227,869	20.80
Exercised	(72,611)	15.96		—
Expired	(208,952)	31.45
Forfeited	(125,797)	28.67

Outstanding at January 31, 2014	1,105,812	24.22	5.7	618

Exercisable at January 31, 2012	860,756	26.11
Exercisable at January 31, 2013	965,750	25.95
Exercisable at January 31, 2014	790,905	24.84	4.5	592

The aggregate intrinsic value was calculated using the difference between the current market price and the exercise price for only those options that have an exercise price less than the current market price.

Non-vested share transactions for FY2014, FY2013 and FY2012 were as follows:

	Number of Shares	Average Grant Date Fair Value	Intrinsic Value (in thousands)
Nonvested stock at February 1, 2011	107,785	$32.24
Granted	193,188	30.67
Vested	(34,876)	35.48
Canceled	(33,251)	35.71
Forfeited	(5,927)	30.43

Nonvested stock at January 31, 2012	226,919	29.94
Granted	110,958	22.29
Vested	(15,720)	26.70
Canceled	(46,491)	27.79

Nonvested stock at January 31, 2013	275,666	27.41
Granted—Directors	4,744	21.08
Granted—Restricted stock units	22,289	20.96
Granted—Performance vesting shares	80,613	14.61
Vested	(10,065)	27.21
Canceled	(8,099)	20.89
Forfeited	(72,725)	16.97

Nonvested stock at January 31, 2014	292,423	23.42	$4,959

All nonvested stock awards are valued as of the grant date closing stock price and generally vest ratably over service periods of one to five years. Certain nonvested stock awards vest based upon Layne meeting various performance goals. Certain nonvested stock awards provide for accelerated vesting if there is a change of control (as defined in the plans) and for equitable adjustment in the event of changes in Layne’s equity structure.

(13) Fair Value Measurements

Layne’s estimates of fair value for financial assets and financial liabilities are based on the framework established in the fair value accounting guidance. The framework is based on the inputs used in the valuation, gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The three levels of the hierarchy are as follows:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Observable inputs other than those included in Level 1, such as quoted market prices for similar assets and liabilities in active markets or quoted prices for identical assets in inactive markets.

•	Level 3 – Unobservable inputs reflecting Layne’s own assumptions and best estimate of what inputs market participants would use in pricing an asset or liability.

Layne’s assessment of the significance of a particular input to the fair value in its entirety requires judgment and considers factors specific to the asset or liability. Layne’s financial instruments held at fair value, which include restricted deposits held in acquisition escrow accounts, contingent earnout of acquired businesses and Convertible Notes are presented below as of January 31, 2014 and 2013:

		Fair Value Measurements
(in thousands)	Carrying Value	Level 1	Level 2	Level 3
January 31, 2014
Financial Assets:
Current restricted deposits held at fair value	$2,881	$2,881	$—	$—
Long term restricted deposits held a fair value	$4,964	$4,964	$—	$—
Preferred units of SolmeteX, LLC	$466	$—	$—	$466
Cash surrender value of company-owned life insurance(3)	$10,651	$—	$10,651	$—
Financial Liabilities:
Contingent earnout of acquired businesses(1)	$—	$—	$—	$—
Convertible notes(2)	$106,782	$—	$106,782	$—
January 31, 2013
Financial Assets:
Restricted deposits held at fair value	$2,861	$2,861	$—	$—
Financial Liabilities:
Contingent earnout of acquired businesses(1)	$—	$—	$—	$—

(1)	The fair value of the contingent earnout of acquired businesses is determined using a mark-to-market modeling technique based on significant unobservable inputs calculated using a discounted future cash flows approach. Key assumptions include a discount rate of 41.2% and annual revenues of the acquired business, Intevras Technologies, LLC, ranging from $1.5 million to $6.1 million over the life of the earnout. The business was acquired in July 2010. The contingent earnout period expires in July 2015. On July 31, 2012, the contingent earnout was reassessed and, based on estimates of the likelihood of future revenues subject to the earnout provisions, assigned no value. The conclusions have not changed as of January 31, 2014.
(2)	The fair value of the Convertible Notes is based upon observable inputs of Layne’s underlying stock price and the time value of the conversion option, since observable quoted prices of the 4.25% Convertible Notes are not readily available.
(3)	The fair value of the cash surrender value of company-owned life insurance is based on quoted prices for similar assets in actively traded markets.

Other Financial Instruments

Layne uses the following methods and assumptions in estimating the fair value disclosures for its other financial instruments:

Cash – The carrying amounts reported in the accompanying consolidated balance sheets approximates their fair values and are classified as Level 1 within the fair value hierarchy.

Short-term and long-term debt – The fair value of debt instruments is classified as Level 2 within the fair value hierarchy and is valued using a market approach based on quoted prices for similar instruments traded in active markets. Where quoted prices are not available, the income approach is used to value these instruments based on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments or on estimated prices based on current yields for debt issues of similar quality and terms.

(14) Contingencies

Layne’s drilling activities involve certain operating hazards that can result in personal injury or loss of life, damage and destruction of property and equipment, damage to the surrounding areas, release of hazardous substances or wastes and other damage to the environment, interruption or suspension of drill site operations and loss of revenues and future business. The magnitude of these operating risks is amplified when, as is frequently the case, Layne conducts a project on a fixed-price, bundled basis where Layne delegates certain functions to subcontractors but remains responsible to the customer for the subcontracted work. In addition, Layne is exposed to potential liability under foreign, federal, state and local laws and regulations, contractual indemnification agreements or otherwise in connection with its services and products. Litigation arising from any such occurrences may result in Layne being named as a defendant in lawsuits asserting large claims. Although it maintains insurance protection that it considers economically prudent, there can be no assurance that any such insurance will be sufficient or effective under all circumstances or against all claims or hazards to which Layne may be subject or that it will be able to continue to obtain such insurance protection. A successful claim or damage resulting from a hazard for which Layne is not fully insured could have a material adverse effect on Layne. In addition, Layne does not maintain political risk insurance with respect to its foreign operations.

In connection with updating its Foreign Corrupt Practices Act (“FCPA”) policy, questions were raised internally in late September 2010 about, among other things, the legality of certain payments by Layne to agents and other third parties interacting with government officials in certain countries in Africa. The Audit Committee of the Board of Directors engaged outside counsel to conduct an internal investigation to review these payments with assistance from outside accounting firms. The internal investigation has found documents and information suggesting that improper payments, which may violate the FCPA and other local laws, were made over a considerable period of time, by or on behalf of, certain foreign subsidiaries of Layne to third parties interacting with government officials in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates. Layne has made a voluntary disclosure to the U.S. DOJ and the SEC regarding the results of the investigation and is cooperating with the DOJ and the SEC in connection with their review of the matter.

Layne is engaged in discussions with the DOJ and the SEC regarding the potential resolution of these matters. Layne believes that it is likely that any settlement will include both the payment of a monetary fine and the disgorgement of any improper benefits. In May 2013, the staff of the SEC orally advised they calculated the estimated benefits to Layne from allegedly improper payments, plus interest thereon, to be approximately $4.8 million, which amount was accrued during the first quarter of FY2014. Based on the results of Layne’s internal investigation and, an analysis of the resolution of recent and similar FCPA resolutions, Layne currently estimates a potential settlement range for resolving these matters (including the amount of a monetary penalty and the disgorgement of any improper benefits plus interest) of $10.4 million to $16.0 million. During the third quarter of FY2014, Layne increased its reserve for the settlement of these matters from $4.8 million to $10.4 million, representing its best estimate.

At this time, Layne can provide no assurances as to whether Layne will be able to settle for an amount equal to its current reserve or within its estimated settlement range or whether the SEC or DOJ will accept voluntary settlement terms that would be acceptable to Layne. Furthermore, Layne cannot currently assess the potential liability that might be incurred if a settlement is not reached and the government was to litigate the matter. As such, based on the information available at this time any additional liability related to this matter is not reasonably estimable. Layne will continue to evaluate the amount of its liability pending final resolution of the investigation and any related settlement discussions with the government; the amount of the actual liability for any fines, penalties, disgorgement or interest that may be recorded in connection with a final settlement could be significantly higher than the liability accrued to date.

Other than the indication of the estimated disgorgement amount noted above, Layne has not received any proposed settlement offers from the SEC or DOJ and there can be no assurance that its discussions with the DOJ and SEC will result in a final settlement of any or all of these issues or, if a settlement is reached, the timing of any such settlement or that the terms of any such settlement would not have a material adverse effect on Layne.

On April 17, 2013, an individual person filed a purported class action suit against three of Layne’s subsidiaries and two other companies supposedly on behalf of all lessors and royalty owners from 2004 to the present. The plaintiff essentially alleges that Layne and two other companies allocated the market for mineral leasing rights and restrained trade in mineral leasing within the state of Kansas. The plaintiff’s suit was initially filed in the District Court of Wilson County, Kansas. On July 3, 2013, the case was removed by a co-defendant to the U.S. District Court for the District of Kansas. The case is still in the early stages of the proceedings, but Layne believes it has meritorious legal positions and will continue to represent and defend Layne’s interests vigorously in this matter.

Layne is involved in various other matters of litigation, claims and disputes which have arisen in the ordinary course of business. Layne believes that the ultimate disposition of these matters will not, individually and in the aggregate, have a material adverse effect upon its business or consolidated financial position, results of operations or cash flows. However, it is possible, that future results of operations for any particular quarterly or annual period could be materially affected by changes in the assumptions related to these proceedings. In accordance with U.S. generally accepted accounting principles, Layne records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. To the extent additional information arises or the strategies change, it is possible that Layne’s estimate of its probable liability in these matters may change.

(15) Discontinued Operations

On July 31, 2013, Layne completed the sale of its SolmeteX operation to a third party. Layne had previously announced its plans to sell substantially all of the assets of SolmeteX as part of its One Layne strategy. SolmeteX was previously reported as part of Water Resources. Pursuant to the sale agreement, Layne received $750,000 in preferred units of SolmeteX, LLC and received $10.6 million of cash on August 1, 2013. The preferred units have a 4% yield accruing daily, compounded quarterly on the unreturned capital and unpaid preferred yield. Layne valued the units at $0.4 million based on the redemption timeline and the stated yield. These preferred units were recorded at their valuation amount on the consolidated balance sheet as part of Other Assets. The gain on the sale of the assets was $8.3 million. This gain was included on the consolidated statement of operations as income from discontinued operations.

After weighing alternatives, during the second quarter of FY2013, Layne authorized the sale of the Energy division and entered into negotiations for the sale of substantially all of the Energy division assets to a third party. As of July 31, 2012, Layne considered the Energy division as a discontinued operation and reflected it as such retrospectively in the Consolidated Financial Statements. Layne recorded a loss of $32.6 million as of July 31, 2012, based on the difference between its carrying value as a continuing operation and the expected selling price, less costs to sell. The tax benefit related to this loss was $12.5 million.

On October 1, 2012, Layne completed the sale of all of the exploration and production assets of its Energy division for $15.0 million. No additional loss on disposal of the net assets was recognized. Pursuant to the sale agreement, Layne received $13.5 million at the time of the sale and received $1.5 million in October 2013 upon termination of an indemnification escrow fund that was established at the closing of the sale. The sale agreement provides for additional proceeds of $2.0 million contingent on natural gas futures prices exceeding $5.25 per MMBTU for five months out of any given six consecutive months occurring during the 36 months following closing. The amount will be recorded as additional proceeds if the conditions are met.

The financial results of discontinued operations include an accrual of $3.9 million recorded in the fourth quarter of FY2013 associated with certain litigation claims, related to the Energy division, which were retained by Layne.

On July 31, 2014, Layne sold Costa Fortuna, a component of Geoconstruction. The transaction was structured as the sale by Layne of all of the issued and outstanding shares of Holub, S.A., a Uruguay sociedad anonima, and its subsidiaries in exchange for $4.4 million. In conjunction with the transaction, Layne acquired certain equipment with an estimated value of $2.1 million by reducing the intercompany receivable owed by Costa Fortuna. The remaining intercompany receivable due from Costa Fortuna was assigned as part of the transaction in exchange for $1.3 million. The purchase price for the shares and a remaining intercompany receivable is payable in future years, beginning with the year ended December 31, 2015, based on 33.33% of Costa Fortuna’s income before income taxes for such year. The unpaid portion of the purchase price will accrue interest at the rate of 2.5% per annum. The unpaid balance of the purchase price, plus accrued interest, is due and payable to Layne on July 31, 2024 and will be recorded at present value of $2.7 million. The loss to Layne on the sale of the business was $38.3 million and was included on the consolidated statements of operations as a loss from discontinued operations during FY2015.

Prior to May 30, 2012 (date of acquisition of remaining 50% of Costa Fortuna), Layne accounted for Costa Fortuna using the equity method. As such, operations prior to May 30, 2012 were not included in discontinued operations.

The financial results of the three discontinued operations are as follows:

	Years Ended January 31,
(in thousands)	2014	2013	2012
Revenues	$42,449	$46,614	$27,128
Income (loss) before income taxes	4,391	(35,144)	2,083
Income tax (expense) benefit	(3,424)	14,411	(592)
Net income (loss) from discontinued operations	967	(20,733)	1,491

The major classes of assets and liabilities of Costa Fortuna were as follows:

	As of January 31,
(in thousands)	2014	2013
Major classes of assets
Cash	$171	$—
Accounts receivable	6,053	14,602
Inventory	4,813	3,015
Other current assets	6,556	11,280

Total current assets discontinued operations	17,593	28,897

Total other assets discontinued operations	38,250	43,986

Total major classes of assets discontinued operations	$55,843	$72,883

Major classes of liabilities
Accounts payable	$2,936	$1,622
Short-term borrowings	6,396	3,906
Other current liabilities	5,697	11,754

Total current liabilities discontinued operations	15,029	17,282

Other long term liabilities discontinued operations	1,186	9,075

Total major classes of liabilities of discontinued operations	$16,215	$26,357

(16) Segments and Foreign Operations

Layne is a global solutions provider to the world of essential natural resources – water, minerals and energy. Management defines the operational and organizational structure into discrete divisions based on its primary product lines. Each division comprises a combination of individual district offices, which primarily offer similar types of services and serve similar types of markets.

Layne’s segments are defined as follows:

Water Resources Division

Water Resources provides its customers with every aspect of water supply system development and technology, including hydrologic design and construction, source of supply exploration, well and intake construction and well and pump rehabilitation. The division also brings new technologies to the water and wastewater markets and offers water treatment equipment engineering services, providing systems for the treatment of regulated and “nuisance” contaminants, specifically, iron, manganese, hydrogen sulfide, arsenic, radium, nitrate, perchlorate, and volatile organic compounds. Water Resources drill deep injection wells for industrial (primarily power) and municipal clients that need to dispose of wastewater associated with their processes. Water Resources provides water systems and services in most regions of the U.S.

Inliner Division

Inliner provides a wide range of process, sanitary and storm water rehabilitation solutions to municipalities and industrial customers dealing with aging infrastructure needs. Inliner focuses on its proprietary Inliner® cured-in-place pipe (“CIPP”) which allows us to rehabilitate aging sanitary sewer, storm water and process water infrastructure to provide structural rebuilding as well as infiltration and inflow reduction. Inliner’s trenchless technology minimizes environmental impact and reduces or eliminates surface and social disruption. Construction of a new wetout facility has been completed and Inliner now has the ability to supply both traditional felt based CIPP lining tubes cured with water or steam as well as fiberglass based lining tubes cured with ultraviolet light. Inliner is somewhat unique in that the technology itself, the liner tube manufacturer and the largest installer of the Inliner CIPP technology are all housed within Layne’s family of companies. While Inliner focuses on its proprietary Inliner CIPP, it is committed to full system renewal. Inliner also provides a wide variety of other rehabilitative methods including Janssen structural renewal for service lateral connections and mainlines, slip lining, traditional excavation and replacement, U-Liner high-density polyethylene fold and form and manhole renewal with cementitious and epoxy products. Inliner provides services in most regions of the U.S.

Heavy Civil Division

Heavy Civil delivers sustainable solutions to government agencies and industrial clients by overseeing the design and construction of water and wastewater treatment plants and pipeline installation. In addition, Heavy Civil builds radial collector wells (Ranney Method), surface water intakes, pumping stations, hard rock tunnels and marine construction services – all in support of the world’s water infrastructure. Beyond water solutions, Heavy Civil also designs and constructs biogas facilities (anaerobic digesters) for the purpose of generating and capturing methane gas, an emerging renewable energy resource. Heavy Civil provides services in most regions of the U.S.

Geoconstruction Division

Geoconstruction provides specialized geotechnical foundation construction services to the heavy civil, industrial, commercial and private construction markets around the globe. Geoconstruction has the expertise and equipment to provide the most appropriate deep foundation system, ground improvement and earth support solution to be applied given highly variable geological and site conditions. In addition, it offers extensive experience in successful completion of complex and schedule-driven major underground construction projects. Geoconstruction provides services that are focused primarily on the foundation systems for dams/levees, tunnel shafts, utility systems, subways or transportation systems, commercial building and port facilities. Services offered include jet grouting, structural diaphragm and slurry cutoff walls, cement and chemical grouting, drilled piles, ground improvement and earth retention systems. Geoconstruction previously provided services in most regions of the U.S., South America and Italy. With the sale of its Costa Fortuna operation as discussed in Note 15 to the Consolidated Financial Statements, Geoconstruction services will be provided in the U.S. and Italy.

Mineral Services Division

Mineral Services conducts primarily aboveground drilling activities, including all phases of core drilling, reverse circulation, dual tube, hammer and rotary air-blast methods. The service offerings include both exploratory (‘greenfield’) and definition (‘brownfield’) drilling. Global mining companies hire Mineral Services to extract samples from their sites that they analyze for mineral content before investing heavily in development to extract the minerals. Mineral Services helps its clients determine if a minable mineral deposit exists on the site, the economic viability of mining the site and the geological properties of the ground, which helps in the determination of mine planning. Mineral Services also offers water management expertise as well as soil stabilization expertise. The primary markets are in the western U.S., Mexico, Australia, South America and Africa. Mineral Services also has ownership interests in foreign affiliates operating in Latin America that form its primary presence in this market.

Energy Services Division

Energy Services focuses its efforts to provide a closed loop water management solution to energy companies involved in hydraulic fracturing. The initial focus is in the water-stressed Permian Basin of West Texas, an oil provenance, where Energy Services is providing water sourcing, transfer and treatment. Layne’s expertise in water well drilling coupled with its flat-hose transfer solution from the water source to the well site where hydraulic fracturing occurs followed by treatment of the produced water and then recapture and recycling that water for reuse in other hydraulic fracturing operations provides a sustainable and environmentally responsible solution to energy companies operating in a part of the country which has significant water shortages and drought. The system is designed to have virtually no surface discharge of formation or produced and treated water. Energy Services will provide services in most regions of the U.S.

Other

Other includes specialty and purchasing operations not included in one of the other divisions.

Financial information for Layne’s segments is presented below. Unallocated corporate expenses primarily consist of general and administrative functions performed on a company-wide basis and benefiting all segments. These costs include accounting, financial reporting, internal audit, treasury, corporate and securities law, tax compliance, executive management and board of directors. Corporate assets are all assets not directly associated with a segment, and consist primarily of cash and deferred income taxes.

	Years Ended January 31,
(in thousands)	2014	2013	2012
Revenues
Water Resources	$175,875	$214,091	$214,625
Inliner	148,384	133,256	132,108
Heavy Civil	267,192	278,131	343,760
Geoconstruction	48,283	101,651	89,210
Mineral Services	172,960	302,119	322,100
Energy Services	6,336	5,885	4,214
Other	19,936	11,509	8,992
Intersegment Eliminations	(18,580)	(9,112)	(8,991)

Total revenues	$820,386	$1,037,530	$1,106,018

Equity in (losses) earnings of affiliates
Geoconstruction	$—	$3,872	$3,345
Mineral Services	(2,974)	16,700	21,302

Total equity in (losses) earnings of affiliates	$(2,974)	$20,572	$24,647

Loss from continuing operations before income taxes
Water Resources	$1,016	$(1,290)	$(18,095)
Inliner	17,650	9,936	(13,236)
Heavy Civil	(7,781)	(32,308)	(61,649)
Geoconstruction	(23,724)	(4,048)	12,828
Mineral Services	(9,534)	49,406	71,552
Energy Services	(3,212)	(7,444)	(4,887)
Other	193	126	671
Unallocated corporate expenses	(42,957)	(36,009)	(30,866)
Interest expense	(7,423)	(3,702)	(2,357)

Total loss from continuing operations before income taxes	$(75,772)	$(25,333)	$(46,039)

Investment in affiliates
Geoconstruction	$134	$384	$20,011
Mineral Services	67,159	77,906	68,286

Total investment in affiliates	$67,293	$78,290	$88,297

	As of and Years Ended January 31,
(in thousands)	2014	2013	2012
Revenues by product line
Water systems	$179,372	$219,693	$208,558
Water treatment technologies	34,005	47,778	44,670
Sewer rehabilitation	148,384	133,256	132,108
Water and wastewater plant construction	157,590	129,446	200,513
Pipeline construction	77,497	108,408	112,446
Soil stabilization	60,369	136,115	115,402
Environmental and specialty drilling	7,543	7,246	17,902
Exploration drilling	150,695	249,247	271,442
Other	4,931	6,341	2,977

Total revenues by product line	$820,386	$1,037,530	$1,106,018

Capital expenditures
Water Resources	$2,864	$22,446	$23,733
Inliner	2,194	4,309	3,218
Heavy Civil	166	1,199	5,413
Geoconstruction	964	5,864	8,240
Mineral Services	7,741	25,661	20,958
Energy Services	7,732	5,169	1,030
Other	352	—	1,499
Discontinued operations	8,576	9,256	4,172
Corporate	4,460	3,599	2,563

Total capital expenditures	$35,049	$77,503	$70,826

Depreciation and amortization
Water Resources	$9,903	$8,126	$7,740
Inliner	2,805	2,647	2,880
Heavy Civil	6,491	7,096	7,389
Geoconstruction	7,603	8,408	8,819
Mineral Services	23,321	25,950	21,227
Energy Services	1,283	550	3,418
Other	2,344	—	1,963
Corporate	2,661	5,376	2,204

Total depreciation and amortization	$56,411	$58,153	$55,640

Assets
Water Resources	$98,576	$119,281	$147,279
Inliner	67,384	67,027	61,601
Heavy Civil	99,963	114,361	123,475
Geoconstruction	75,231	97,181	113,612
Mineral Services	206,575	243,383	245,601
Energy Services	14,636	6,470	5,561
Other	6,947	2,193	9,488
Discontinued operations	55,843	76,475	56,728
Corporate	21,463	85,855	42,491

Total assets	$646,618	$812,226	$805,836

	As of and Years Ended January 31,
(in thousands)	2014	2013	2012
Geographic Information:
Revenues
United States	$672,430	$832,839	$871,017
Africa/Australia	42,909	88,888	110,012
South America	16,056	19,161	—
Mexico	58,260	69,970	58,166
Other foreign	30,731	26,672	66,823

Total revenues	$820,386	$1,037,530	$1,106,018

Property and equipment, net
United States	$154,627	$177,198	$231,838
Africa/Australia	21,314	29,875	24,900
South America	5,931	7,390	6,614
Mexico	8,498	10,582	9,559
Other foreign	1,304	1,946	4,446

Total property and equipment, net	$191,674	$226,991	$277,357

(17) New Accounting Pronouncements

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”, which is effective for fiscal years beginning on or after December 15, 2013. This pronouncement provides explicit guidance on the presentation of unrecognized tax benefits when NOL carryforwards, tax credit carryforwards, or tax losses occur. Layne elected to adopt this pronouncement effective for the quarter ending July 31, 2013. Adoption of this pronouncement did not have a material impact on the Consolidated Financial Statements.

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”, which is effective for fiscal years (and interim periods within those years) beginning after December 15, 2012. This requires Layne to present information about significant items reclassified out of Accumulated Other Comprehensive Income (AOCI) either on the face of the income statement, as well as additional disclosures on changes in AOCI by component or as a separate disclosure in the notes to the Consolidated Financial Statements. Adoption of this pronouncement did not have a material impact on the Consolidated Financial Statements.

In July, 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”), which is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. This guidance permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles-Goodwill and Other-General Intangibles Other than Goodwill. The more-likely than-not threshold is defined as having a likelihood of more than 50 percent. If Layne determines that it is not more likely than not that the asset is impaired, it will have an option not to calculate annually the fair value of an indefinite-lived intangible asset. The adoption of ASU 2012-02 did not have a significant impact on the Consolidated Financial Statements.

The FASB issued ASU 2011-08, “Testing Goodwill for Impairment” (“ASU 2011-08”), which is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2011. The provisions of ASU 2011-08 gives entities testing goodwill for impairment the option of performing a qualitative assessment before calculating the fair value of a reporting unit in step 1 of the goodwill impairment test. If entities determine, on the basis of qualitative factors, that the fair value of a reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. Otherwise, further testing would not be needed. Since Layne has chosen not to perform the optional qualitative assessment, the adoption of ASU 2011-08 did not have a significant impact on the Consolidated Financial Statements.

(18) Relocation

In September 2013, Layne moved into its new corporate headquarters in The Woodlands, Texas, a suburb of Houston. The move involved most executive positions in Layne’s corporate leadership, as well as certain other management and staff positions. Most senior executives from Layne’s six divisions will ultimately consolidate into the Houston headquarters. The relocation is substantially complete. Expenses of $8.6 million and $2.7 million have been incurred for fiscal years ended January 31, 2014 and 2013, respectively .The expenses are included in selling, general and administrative expenses in the consolidated statements of operations, and consist primarily of employee relocation costs, severance and employee retention arrangements.

(19) Quarterly Results (Unaudited)

Unaudited quarterly results were as follows:

	2014(3)
(in thousands, except per share data)	First	Second	Third	Fourth
Revenues	$217,429	$221,254	$206,468	$175,235
Cost of revenues (exclusive of depreciation, amortization, and impairment charges shown below)(1)	(182,192)	(183,406)	(169,396)	(147,224)
Depreciation and amortization	(14,108)	(14,113)	(14,081)	(14,109)
Impairment charges	—	(14,646)	—	—
Net loss from continuing operations	(23,458)	(78,735)	(15,116)	(11,709)
Net loss	(23,710)	(74,543)	(15,541)	(14,257)
Net income attributable to noncontrolling interests	(69)	(277)	(231)	(11)
Net loss attributable to Layne Christensen Company	(23,779)	(74,820)	(15,772)	(14,268)
Basic loss per share—continuing operations(2)	(1.21)	(4.03)	(0.78)	(0.59)
Diluted loss per share—continuing operations(2)	(1.21)	(4.03)	(0.78)	(0.59)
Basic loss per share(2)	(1.22)	(3.81)	(0.80)	(0.73)
Diluted loss per share(2)	(1.22)	(3.81)	(0.80)	(0.73)

(1)	As discussed in Note 1 to the Consolidated Financial Statements, Layne utilizes multiple methods of revenue recognition based on the nature of work performed. As a result, it is not practical to allocate a portion of depreciation and amortization to cost of revenues for the presentation of gross profit.
(2)	Earnings (loss) per share were computed independently for each of the quarters presented. The sum of the quarters may not equal the total year amount due to the impact of changes in average quarterly shares outstanding.
(3)	All periods have been reclassified to reflect Costa Fortuna as a discontinued operation.

The fourth quarter of FY2014 was impacted by changes in estimate of incentive compensation of $7.4 million as a result of the decrease in results from operations experienced during the year. These plans are discretionary in nature, subject to board approval. The expense was reduced in the fourth quarter as results for the year was reviewed by the executive team. Also in the fourth quarter of FY2014, Layne modified its vacation policy resulting in a decrease in expense of $4.5 million as a change in estimate.

The second quarter of FY2014 was impacted by a $14.6 million impairment charge which was recorded in Geoconstruction, representing the total carrying value of its goodwill. Layne reassessed its estimates of fair value of the goodwill of this division as a result of continuing weakness as discussed in Note 5 to the Consolidated Financial Statements. Based on this analysis, it was determined the carrying value of goodwill exceeded its fair value. Also in the second quarter of FY2014, the company recorded a $50.6 million valuation allowance on U.S. deferred tax assets as discussed in Note 9 to the Consolidated Financial Statements. This allowance was recorded as a result of continued weakness in Mineral Services and Geoconstruction.

	2013
(in thousands, except per share data)	First	Second(3)	Third(3)	Fourth(3)
Revenues	$271,765	$282,920	$265,633	$217,212
Cost of revenues (exclusive of depreciation, amortization, and impairment charges shown below)(1)	(218,885)	(227,005)	(216,253)	(192,802)
Depreciation and amortization	(13,803)	(15,533)	(14,496)	(14,321)
Impairment charges	—	—	—	(8,431)
Loss on remeasurement of equity method investment	—	(7,705)	—	—
Net income (loss) from continuing operations	4,636	(3,554)	4,932	(21,304)
Net income (loss)	3,991	(23,866)	8,665	(24,813)
Net loss attributable to noncontrolling interests	(241)	(159)	(189)	(39)
Net income (loss) attributable to Layne Christensen Company	3,750	(24,025)	8,476	(24,852)
Basic income (loss) per share—continuing operations(2)	0.23	(0.19)	0.24	(1.10)
Diluted income (loss) per share—continuing operations(2)	0.22	(0.19)	0.24	(1.09)
Basic income (loss) per share(2)	0.19	(1.23)	0.43	(1.27)
Diluted income (loss) per share(2)	0.19	(1.23)	0.43	(1.27)

(1)	As discussed in Note 1to the Consolidated Financial Statements, Layne utilizes multiple methods of revenue recognition based on the nature of work performed. As a result, it is not practical to allocate a portion of depreciation and amortization to cost of revenues for the presentation of gross profit.
(2)	Earnings (loss) per share were computed independently for each of the quarters presented. The sum of the quarters may not equal the total year amount due to the impact of changes in average quarterly shares outstanding.
(3)	Periods subsequent to the acquisition of 100% of Costa Fortuna on May 30, 2012 have been reclassified reflect Costa Fortuna as a discontinued operation.

The second quarter of FY2013 was impacted by the $20.0 million, net of tax, write down of Energy upon its classification as discontinued operations upon entry into negotiations to sell the assets of the division to a third party. Additionally, Layne acquired the remaining 50% of Costa Fortuna, which had previously been accounted for as an equity investment. In accordance with accounting guidance in moving Costa Fortuna to a fully consolidated basis, Layne remeasured the previously held equity investment to fair value and recognized a loss of $7.7 million during the period.

The fourth quarter of FY2013 was impacted by the decrease in global prices of precious metals, which drove a significant decrease in demand for services offered by Mineral Services. Additionally, revenues generated by Heavy Civil decreased as focus was shifted to pursue higher margin opportunities. Higher than anticipated costs on legacy projects and the inability to cover administrative overhead costs with the lower activity levels during the fourth quarter resulted in a decrease in operating results. A non-cash impairment charge of $8.4 million was also recorded during the period on long lived assets.

(20) Subsequent Events

As of January 31, 2014, Layne maintained a bank account in the country of Mauritania with a recorded balance of approximately $1.6 million. Subsequent to year end, the country’s taxing authorities issued a tax assessment primarily related to income taxes for approximately $1.4 million. The Company and its advisors engaged in a process to obtain relief from the assessment, including making a payment of approximately $0.2 million and a proposal to remit additional funds over the course of the following two years while the Company continued its efforts to contest certain aspects of the assessment. The taxing authorities instead seized the funds remaining in the Company’s bank account totaling approximately $1.2 million in satisfaction of the assessed taxes. At January 31, 2014, Layne accrued for this amount in current liabilities.

As discussed in Note 7 to the Consolidated Financial Statements, on April 15, 2014, Layne entered into a new five-year $135.0 million senior secured ABL facility, of which up to an aggregate principal amount of $75.0 million will be available in the form of letters of credit and up to an aggregate principal amount of $15.0 million is available for short-term swingline borrowings. The ABL facility will bear interest at a rate of LIBOR plus 2.75 – 3.25%, depending on average utilization, determined quarterly. Layne has the ability to request a further increase in the borrowing capacity of an additional $65.0 million. The initial borrowing base was calculated at approximately $131.0 million. From this amount, $39.0 million was initially borrowed to pay fees of $4.0 million in conjunction with the transaction, cash collateralization of $32.6 million of existing outstanding letters of credit and to pay down the outstanding balance on the existing Credit Agreement of $1.5 million, with the remainder for initial working capital needs. In conjunction with entering into this agreement, Layne terminated its prior $150.0 million Credit Agreement.

Supplemental Information on Oil and Gas Producing Activities (Unaudited)

As further discussed in Note 15 to the Consolidated Financial Statements, during FY2013, Layne completed the sale of substantially all of the assets of its Energy division. At January 31, 2014 and 2013, Layne had no oil and gas producing activities. Accordingly, the information presented below only includes information of its operations through the completion of the sale on October 1, 2012. Layne’s oil and gas activities were primarily conducted in the U.S.

Results of Operations for Oil and Gas Producing Activities

Results of operations relating to oil and gas producing activities are set forth in the following tables for the years ended January 31, 2013 and 2012, on a dollar and per Mcf basis and include only revenues and operating costs directly attributable to oil and gas producing activities. General corporate overhead, interest costs, transportation of third party gas and other non-oil and gas producing activities are excluded. The income tax expense is calculated by applying statutory tax rates to the revenues after deducting costs, which include depletion allowances.

	Years Ended January 31,
(in thousands)	2013	2012
Revenues	$7,420	$17,702
Production taxes	(118)	(505)
Lease operating expenses	(4,282)	(5,987)
Depletion	(2,946)	(4,131)
Depreciation and amortization	(1,522)	(2,955)
Administrative expenses	(1,889)	(2,308)
Impairment of goodwill	—	(950)
Impairment of oil and gas properties	—	—
Income tax (expense) benefit	1,302	(344)

Results of operations from producing activities (excluding corporate overhead and interest costs)	$(2,035)	$522

	Years Ended January 31,
(Per Mcf)	2013	2012
Revenues	$2.47	$3.82
Production taxes	(0.04)	(0.11)
Lease operating expenses	(1.42)	(1.29)
Depletion	(0.98)	(0.89)
Depreciation and amortization	(0.51)	(0.64)
Administrative expenses	(0.63)	(0.50)
Impairment of goodwill	—	(0.21)
Income tax (expense) benefit	0.43	(0.07)

Results of operations from producing activities (excluding corporate overhead and interest costs)	$(0.68)	$0.11

Proved Oil and Gas Reserve Quantities

Proved oil and gas reserve quantities as of January 31, 2012, are based on estimates prepared in accordance with requirements of the SEC. All of Layne’s reserves were located within the U. S.

Proved oil and gas reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates are made. Proved developed reserves are those reserves expected to be recovered through wells, equipment and operating methods existing when the estimates are made. Proved undeveloped reserves are those reserves expected to be recovered through new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

As of January 31, 2012, Layne had total proved reserves of 22,465 MMcf, including proved developed reserves of 19,294 MMcf and proved undeveloped reserves of 3,171 MMcf. The proved developed reserves included 398 MMcfe gas equivalents of oil.

Estimated quantities of total proved oil and gas reserves were as follows:

Proved Developed and Undeveloped Reserves (MMcf)	Year Ended January 31, 2013
Balance, beginning of year	22,465
Purchases of reserves in place	—
Revision of previous estimates	—
Extensions, discoveries and other additions	—
Production	(3,009)
Sale of reserves	(19,456)

Balance, end of year	—

Proved Developed Reserves:
Beginning of year	19,294
End of year	—
Proved Undeveloped Reserves:
Beginning of year	3,171
End of year	—

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserve Quantities

The price used in determining future cash inflows for purposes of the standardized measure of discounted future net cash flows is the unweighted arithmetic average of the first-day-of-the-month spot price for each month within the 12-month period to the end of the reporting period. The future cash inflows also incorporate the effect of contractual arrangements such as fixed-price physical delivery, forward sales contracts. The price used in the determinations at January 31, 2012, was $3.82 per Mcf. Future production and development costs represent the estimated future expenditures to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. Future income tax expense was computed by applying statutory rates to pre-tax cash flows relating to the estimated proved reserves and the difference between book and tax basis of proved properties.

This information does not purport to present the fair market value of the oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used. The following table sets forth unaudited information concerning future net cash flows for oil and gas reserves, net of income tax expense:

The principal sources of change in the standardized measure of discounted future net cash flows were:

	Years Ended January 31,
(in thousands)	2013	2012
Balance, beginning of year	$23,842	$25,888
Sales of oil and gas produced, net of production costs	(3,020)	(11,210)
Net changes in prices, net of future production costs	—	(1,819)
Net changes in estimated future development costs	—	—
Extensions and discoveries, less related costs	—	3,346
Purchase of reserves in place	—	—
Net change due to revisions in quantity estimates	—	4,431
Accretion of discount	3,133	2,531
Net changes in timing and other	—	2,691
Net change in income taxes	7,486	(2,016)
Previously estimated development costs incurred	—	—
Sale of reserves	(31,441)	—
Aggregate change in standardized measure of discounted future net cash flows for the year	(23,842)	(2,046)

Balance, end of year	$—	$23,842

Layne Christensen Company and Subsidiaries

Schedule II: Valuation and Qualifying Accounts

		Additions
(in thousands)	Balance at Beginning of Period	Charges to Costs and Expenses	Charges to Other Accounts	Deductions	Balance at End of Period
Allowance for customer receivables:
Fiscal year ended January 31, 2012	$8,628	$391	$—	$(878)	$8,141
Fiscal year ended January 31, 2013	8,141	1,763	—	(2,688)	7,216
Fiscal year ended January 31, 2014	7,216	1,101	—	(836)	7,481
Valuation allowance for deferred tax asset:
Fiscal year ended January 31, 2012	$5,865	$5,219	$—	$—	$11,084
Fiscal year ended January 31, 2013	11,084	16	—	(1,746)	9,354
Fiscal year ended January 31, 2014	9,354	51,411	12,683	(961)	72,487
Allowance for inventory:
Fiscal year ended January 31, 2012	$3,640	$436	$—	$(1,484)	$2,592
Fiscal year ended January 31, 2013	2,592	767	—	(294)	3,065
Fiscal year ended January 31, 2014	3,065	1,027	—	(1,680)	2,412